    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1999
                                         REGISTRATION NOS. 33-52383 AND 33-58348
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                              ------------------------
                     POST-EFFECTIVE AMENDMENTS NOS. 5 AND 6 ON
                                      FORM S-2
                                    TO FORM S-3

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                              ------------------------
                        JEFFERSON SMURFIT CORPORATION (U.S.)
                    (FORMERLY CONTAINER CORPORATION OF AMERICA)
             (Exact Name Of Co-Registrant As Specified In Its Charter)
                              ------------------------


                            Delaware                                                         36-2659288
 (State Or Other Jurisdiction Of Incorporation Or Organization)                (I.R.S. Employer Identification Number)
                    150 North Michigan Avenue                                             Patrick J. Moore
                     Chicago, Illinois 60601                                 Vice President And Chief Financial Officer
                         (312) 346-6600                                               150 North Michigan Avenue
  (Address, Including Zip Code, And Telephone Number, Including                        Chicago, Illinois 60601
    Area Code, Of Coregistrant's Principal Executive Offices)                              (312) 346-6600
                                                                      (Name, Address, Including Zip Code, And Telephone Number,
                                                                             Including Area Code, Of Agent For Service)


                               ------------------------
                                      JSCE, INC.
              (Exact Name Of Co-Registrant As Specified In Its Charter)
                               ------------------------


                            Delaware                                                         37-1337160
 (State Or Other Jurisdiction Of Incorporation Or Organization)                (I.R.S. Employer Identification Number)
                    150 North Michigan Avenue                                             Patrick J. Moore
                     Chicago, Illinois 60601                                 Vice President And Chief Financial Officer
                         (312) 346-6600                                               150 North Michigan Avenue
  (Address, Including Zip Code, And Telephone Number, Including                        Chicago, Illinois 60601
    Area Code, Of Coregistrant's Principal Executive Offices)                              (312) 346-6600
                                                                      (Name, Address, Including Zip Code, And Telephone Number,
                                                                             Including Area Code, Of Agent For Service)


                               ------------------------


                Copy to:                                       Copy to:
           Joseph A. Walsh, Jr.                             John R. Ettinger
            Winston & Strawn                             Davis Polk & Wardwell
          35 West Wacker Drive                           450 Lexington Avenue
           Chicago, IL  60601                          New York, New York  10017
             (312) 558-5600                                 (212) 450-4000


                               ------------------------

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in these Post-Effective Amendments relates to Registration Statement No. 33-52383 filed by the Co-Registrants and declared effective May 4, 1994 and Registration Statement No. 33-58348 filed by the Co-Registrants and declared effective April 6, 1993. These Post-Effective Amendments consist of Post-Effective Amendment No. 5 to Registration Statement No. 33-52383 and Post-Effective Amendment No. 6 to Registration Statement No. 33-58348 and shall become effective in accordance with Section 8(c) of the Securities Act of 1933. The Prospectus included in the Post-Effective Amendments has been prepared in accordance with the requirements of Form S-2 and is filed pursuant to Rule 401 of the Securities Act of 1933. These post-effective amendments are collectively referred to as "Post-Effective Amendments" and the registration statements amended hereby are collectively referred to as the "Registration Statements."

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

       If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this form, check the following box [  ].

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              ------------------------
       THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       [LOGO]

                         JEFFERSON SMURFIT CORPORATION (U.S.)
                                     JSCE, INC.
                                    $900,000,000

                $300,000,000 11 1/4% Series A Senior Notes due 2004
                $100,000,000 10 3/4% Series B Senior Notes due 2002
                   $500,000,000 9 3/4% 1993 Senior Notes due 2003
                              ________________________

       JSCE, Inc. has unconditionally guaranteed the senior notes. The senior notes and the guarantee of the senior notes are senior unsecured obligations of Jefferson Smurfit Corporation (U.S.) and JSCE, Inc., respectively.

       Jefferson Smurfit Corporation (U.S.) may redeem the Series A Senior Notes at its option of any time on or after May 1, 1999. Neither the Series B Senior Notes nor the 1993 Senior Notes are redeemable prior to maturity. Interest on the Series A and Series B Senior Notes is paid on May 1 and November 1 of each year. Interest on the 1993 Senior Notes is paid on April 1 and October 1 of each year.
                              ________________________

       INVESTING IN THESE NOTES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                              ________________________

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ________________________

       Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. will use this prospectus in connection with sales in market-making transactions. Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. may act as principal or agent in such transactions.













                              ________________________

                             MORGAN STANLEY DEAN WITTER

                  THE DATE OF THIS PROSPECTUS IS APRIL ___, 1999.

----------------------------------------------------------------------

                                  TABLE OF CONTENTS


Incorporation of Certain Documents by Reference.....1
Available Information...............................1
Forward-Looking Statements..........................2
Risk Factors........................................3
Ratio of Earnings to Fixed Charges..................9
Use of Proceeds.....................................9
Selected Consolidated Historical Financial Data....10

Management's Discussion and Analysis of Financial
   Condition and Results of Operations.............12
Business...........................................21
Description of Notes...............................26
Market-Making Activities...........................65
Legal Matters......................................65
Experts............................................65
Index To Financial Statements.....................F-1




----------------------------------------------------------------------

       All references in this prospectus to "Company," "we," "us" or "our" mean JSCE, Inc. ("JSCE") and its consolidated subsidiaries, including Jefferson Smurfit Corporation (U.S.) ("JSC (U.S.)").

       In this prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All tons referenced are short tons, unless otherwise indicated.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents which have been filed with the Securities and Exchange Commission are hereby incorporated by reference in this prospectus:

       - JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999 (which incorporates by reference certain information from Smurfit-Stone Container Corporation's Proxy Statement relating to the Annual Meeting of Stockholders to be held on May 27, 1999), and

       - All other reports filed by JSCE pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998 and prior to the termination of the offering of the securities offered hereby.

       Information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference will be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Jefferson Smurfit Corporation (U.S.), Attention: Treasury Department, 150 North Michigan Avenue, Chicago, Illinois 60601; telephone (312) 346-6600.

                                AVAILABLE INFORMATION

       JSCE files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public refrence room in Washington, D.C. You can request copes of those documents upon payment of a duplicating fee, by writing to the Commission.

       We have filed a registration statement on Form S-2 with the Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Commission's public reference room in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. JSCE's Commission filings and the registration statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

                             FORWARD-LOOKING STATEMENTS

       This prospectus contains "forward-looking statements" within the meaning of Section 17A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

       - the impact of general economic conditions where we do business, including interest rates;
       - general industry conditions, including competition and product and raw material prices;
       -       fluctuations in exchange rates and currency values;
       -       capital expenditure requirements;
       -       legislative or regulatory requirements;
       -       access to capital markets; and
       -       other factors described in this prospectus.

       Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

                                     RISK FACTORS

       This prospectus includes "forward-looking statements" within the meaning of Section 17A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are qualified by the following cautionary statements.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

       The following chart shows certain important credit statistics of the date or at the beginning of the period specified below:


                                                      AT DECEMBER 31, 1998
                                                      --------------------
Total indebtedness................................        $2,570.0 million
Stockholders' equity (deficit)....................       $  (538.0) million
Debt to total capitalization ratio................                 1.26:1.0


       For the year ended December 31, 1998, earnings were inadequate to cover fixed charges by $252 million.

       Our substantial indebtedness could have important consequences to you. For example, it could:

       - make it more difficult for us to perform our obligations with respect to these notes;
       - increase our vulnerability to general adverse economic and industry conditions;
       - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;
       - limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;
       - place us at a competitive disadvantage compared to our competitors that have less debt; and
       - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

ABILITY TO SERVICE DEBT AND LIQUIDITY -- WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

       Our ability to make payments on and to comply with the financial covenants contained in our indebtedness, including these notes, will depend on our future performance in general and more specifically on our ability to generate cash. Our ability to generate cash is subject to general economic, financial, legislative, competitive, regulatory and other factors that are beyond our control. For example, we have little or no control over the state of the economy, demand for and selling prices of our products, costs of our raw materials and legislation and other factors relating to our industry generally or to specific competitors.

       We generally expect to fund our debt service obligations (and the debt service obligations of our subsidiaries), capital expenditures and working capital requirements through funds generated from operations and additional borrowings under our credit facilities and securitization program. We cannot assure you that we will generate sufficient cash flow to meet our obligations under our indebtedness. Future borrowings may not be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on our indebtedness, or if we fail to comply with various covenants contained in our indebtedness, we would be in default under the terms of our indebtedness. If we default under our indebtedness, the holders of the indebtedness could accelerate the maturity of the defaulted indebtedness which could cause defaults under other indebtedness or result in our bankruptcy.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

       We may be able to incur substantial additional indebtedness in the future. The terms of the indentures for these notes do not fully prohibit us from doing so. As of December 31, 1998, our credit facility and securitization program permitted additional borrowings of up to approximately $528.0 million. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes" for a further description of our additional borrowing ability.

REFINANCING; FINANCING A CHANGE IN CONTROL OFFER -- UPON A CHANGE OF CONTROL, YOU HAVE A RIGHT TO BE REPAID. WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

       A substantial amount of our indebtedness matures prior to the notes. Accordingly, we will have to refinance or otherwise generate sufficient cash to repay such indebtedness. Our ability to do this will depend, in part, on our financial condition at the time and the covenants and other provisions in our debt agreements. In the absence of such refinancing, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness. Under such circumstances, we cannot assure you that we would realize the best price for such assets. Furthermore, the lenders under our credit facility generally are entitled to the proceeds of asset sales and certain sales of securities by us. We cannot assure you that we could sell assets quickly enough, or for amounts sufficient, to enable us to make any such payments.

       Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes or that restrictions in our other indebtedness will not allow such repurchase. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of Notes-Repurchase of Notes Upon Change of Control" for a further discussion of our obligation to repurchase these notes upon a change of control The occurrence of a change of control (as defined in the newsprint supply agreement between Smurfit Newsprint Corporation and The Times Mirror Company) could also result in The Times Mirror Company having certain rights under the supply agreement. The exercise of change of control rights by The Times Mirror Company could trigger cross-default or cross-acceleration provisions in our indebtedness and lead to our bankruptcy.

EFFECTIVE SUBORDINATION -- ALTHOUGH YOUR NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS.

       Our secured indebtedness has priority over these notes with respect to the assets securing the secured indebtedness. Although these notes, the guarantee and the indebtedness under our credit facility all constitute senior indebtedness, the notes and guarantee are unsecured and are effectively subordinated to the indebtedness under our secured credit facility. In the event of a liquidation, reorganization, bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on these notes. As of December 31, 1998, we had approximately $2,570.0 million of indebtedness outstanding, of which approximately $1,642.5 million constituted secured indebtedness.

TERMS OF THE NOTES -- RESTRICTIVE COVENANTS IN VARIOUS AGREEMENTS INCLUDING THE INDENTURES PURSUANT TO WHICH THE NOTES WERE ISSUED MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES. OUR ABILITY TO COMPLY WITH THESE RESTRICTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

       Various agreements, including the indentures pursuant to which these notes were issued, contain covenants that restrict, among other things, our ability to:

       -       incur indebtedness;
       -       pay dividends;
       -       engage in transactions with stockholders and affiliates,
       -       issue capital stock;
       -       create liens;
       -       sell assets;
       -       engage in mergers and consolidations; and
       -       make investments in unrestricted subsidiaries.

       Although the covenants in the indentures are generally designed to protect you from actions that could result in significant credit deterioration, the covenants are subject to various exceptions. These exceptions generally allow us to continue to operate our business without undue restraint and, therefore, are not total prohibitions with respect to the proscribed activities. For example, we could incur additional indebtedness that is secured or that is equal in rank to the notes in the future if we are able to satisfy the financial ratios required by the covenant restricting debt issuance. See "Description of the Senior Notes" for a further description of such exceptions.

FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID INDEBTEDNESS AND GUARANTEES THEREOF AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM DEBTORS AND GUARANTORS.

       Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided or subordinated if, at the time the indebtedness under the notes and the guarantees were incurred, among other things, JSC (U.S.) or JSCE, as the case may be:

       - was insolvent or were rendered insolvent by reason of the indebtedness incurred and payments made in connection herewith;
       - was engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or
       - intended to, or believed that we would, incur debts beyond our ability to pay such debts as they matured.

       The measure of insolvency for purposes of the fraudulent transfer laws vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;
       - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
       -       it could not pay its debts as they become due.

       On the basis of historical financial information, recent operating history and other factors, we believe that the issuance of the notes and the guarantees will not constitute fraudulent transfers. However, we cannot assure you that a court passing on such issue would agree with our conclusions.

PRODUCT PRICING -- ANY FUTURE DECREASES IN PRICES FOR OUR PRODUCTS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND WOULD ADVERSELY IMPACT OUR ABILITY TO RESPOND TO COMPETITION OR OTHERWISE TAKE ADVANTAGE OF BUSINESS
OPPORTUNITIES.

       The paperboard and packaging products industries are subject to cyclical changes in the economy and industry capacity. These changes can significantly impact the selling prices of our products and our profitability. The vast majority of our products are commodities which are subject to substantial price competition and volatility. Our sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results and, coupled with our highly leveraged financial position, would adversely impact our ability to respond to competition and to other conditions or to otherwise take advantage of business opportunities.

EFFECT OF ASIAN ECONOMIC WEAKNESS - ASIAN ECONOMIC PROBLEMS HAVE HAD AN ADVERSE IMPACT ON DEMAND FOR AND PRICES OF OUR PRODUCTS.

       Recently, several countries in Asia have experienced a severe economic crisis, which included a significant devaluation of their currencies and general financial difficulties. This crisis has negatively affected the demand for, and prices of, our products. In particular, Asian demand for paper and pulp products has declined as a result of weak economic conditions and financial market turmoil. This decline in demand has led to downward pricing pressures and a reduction of consumption in the region. In addition, producers for the Asian markets have redirected their production to other markets, thereby deflating prices in other markets.

       Weak market conditions in Asia may continue to adversely impact demand and world-wide pricing for our products. In addition, Asian producers may use their depreciated currencies to increase exports to other markets. Any significant destabilization of one or more major Asian trading currencies could further erode prices for our products. A decline in prices for our products could have a material adverse effect on our financial condition and results of operations.

RAW MATERIALS -- WE MAY BE ADVERSELY AFFECTED BY INCREASES IN COSTS OF RAW MATERIALS USED IN OUR INDUSTRIES.

       Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. The prices of and demand for these raw materials have historically been volatile. In addition, the supply and price of wood fiber in particular is dependent upon a variety of factors over which we have no control, such as environmental and conservation regulations, natural disasters and weather. A decrease in supply of wood fiber has caused higher wood fiber costs in some of the regions in which we purchase wood. In addition, the increase in demand of products manufactured from recycled fiber periodically has caused a significant increase in the cost of recycled fiber.
 Our cost of raw materials is likely to continue to fluctuate based upon supply and demand. An increase in such costs of could have a material adverse effect on our financial condition and results of operation.

COMPETITION -- WE COULD BE ADVERSELY AFFECTED BY COMPETITION.

       The paperboard and packaging products industries are highly competitive. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Certain of our competitors have significantly greater financial resources than us, and other large competitors may enter the market. In recent years, the paperboard and packaging products industries have each been consolidating, and we believe that this trend is likely to continue.

       The primary competitive factors in the paperboard and packaging products industries are price, design, quality and service. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our business could be materially adversely affected.

ENVIRONMENTAL MATTERS -- OUR BUSINESS IS SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS. VIOLATIONS AND COSTS OF COMPLIANCE WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

       Federal, state and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. We face potential environmental liability:

       -       as a result of violations of permits or similar authorizations that have occurred from time to time at our facilities;
       -       for response costs at various sites with respect to which we have received notice that we may be a "potentially responsible party"; and
       - for contamination of certain properties we own, under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

       Compliance with federal, state and local environmental requirements is a significant, on-going factor in our business. We have recorded charges for expenses relating to our potential liability for environmental compliance. While we believe that the recorded charges are adequate to cover our environmental liability, we cannot assure you that our actual expenditures relating to environmental matters will not exceed the recorded charges. Similarly, while we believe we are currently in material compliance with all applicable environmental laws and have adequately budgeted for future expenditures required to maintain such compliance, unforeseen significant expenditures in connection with compliance could have an adverse effect on our financial condition.

       The United States Environmental Protection Agency ("EPA") has finalized significant parts of a comprehensive rule governing the pulp, paper and paperboard industry (the "Cluster Rule"), which will require substantial capital expenditures to achieve compliance. We estimate (based on preliminary engineering studies made as of December 31, 1998) compliance with the Cluster Rule may require $130 million in capital expenditures over the next two to four years. We cannot predict the ultimate cost of complying with the regulations until further engineering studies are completed and additional regulations are finalized. We cannot predict the amount of capital expenditures that will be required to comply with future standards. Over the last three years we have averaged $15 million annually in capital expenditures related to environmental compliance and we estimate spending approximately $32 million in capital expenditures related to environmental compliance in 1999. A significant amount of the increased expenditures in 1999 will be due to compliance with the Cluster Rule.

SIGNIFICANT STOCKHOLDERS - SIGNIFICANT STOCKHOLDERS OF OUR PARENT ARE ABLE TO SIGNIFICANTLY INFLUENCE THE VOTE ON MATTERS SUBMITTED TO A VOTE OF HOLDERS OF ITS COMMON STOCK. THEIR INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

       Approximately 40% of the common stock of our parent company, Smurfit-Stone Container Corporation ("SSCC"), is owned by Smurfit International B.V. ("SIBV") and certain other entities. These entities are able to significantly influence the vote on all matters submitted to a vote of SSCC's stockholders. The interests of these entities could conflict with your interests. The presence of the significant stockholders may also deter a potential acquiror from making a tender offer or otherwise attempting to obtain control of SSCC.

LIQUIDITY OR TRADING MARKET FOR NOTES -- THE NOTES ARE NOT LISTED FOR TRADING ON ANY SECURITIES EXCHANGE AND WE CANNOT ASSURE YOU THAT A TRADING MARKET FOR THE NOTES WILL CONTINUE.

       The notes are not listed for trading on any securities exchange or on any automated dealer quotation system. Morgan Stanley & Co. Incorporated currently makes a market in the notes. However, Morgan Stanley is not obligated to make a market for the notes and may discontinue or suspend such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the notes. Further, the liquidity of, and trading market for, the notes may be adversely affected by declines and volatility in the market for debt securities generally as well as any changes in our financial performance or prospects.

YEAR 2000 ISSUE -- OUR OPERATIONS MAY BE ADVERSELY AFFECTED IN THE EVENT OUR COMPUTER SYSTEMS AND DEVICES ARE UNABLE TO PROPERLY RECOGNIZE DATE-SENSITIVE INFORMATION WHEN THE YEAR CHANGES TO 2000.

       The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Any of our computer programs that use two digits rather than four digits to specify the year will be unable to interpret dates beyond the year 1999. This problem could result in a system failure or miscalculations causing disruptions of operations.
Our financial and information system applications, manufacturing operations and relationships with vendors and customers could be critically affected.
We have developed plans to address this exposure. Financial and operational systems and manufacturing equipment have been assessed, detailed plans have been and continue to be developed and conversion efforts have commenced. Although no assurance can be given, we believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes. We are also communicating with our leading suppliers and customers to determine whether they are Year 2000 complaint. Our failure or the failure of our suppliers or customers to achieve Year 2000 compliance could materially adversely affect our results of operations.

                        RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth our ratio of earnings to fixed charges:

                                                                        Year Ended December 31,
                                                     ---------------------------------------------------------------
                                                        1998          1997         1996        1995         1994
                                                        ----          ----         ----        ----         ----
Ratio of earnings to fixed charges.................      (a)          (a)          1.60        2.49         1.15

(a) For the years ended December 31, 1998 and 1997, respectively, earnings were inadequate to cover fixed charges by $252 million and $28 million, respectively.

       For purposes of these calculations, earnings consist of income (loss) from continuing operations before income taxes, minority interests and extraordinary items and cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein (deemed to be one-fourth of lease rental expense). Amounts exclude the discontinued operations of our Newsprint division.

       A statement describing the computation of the above ratios is as an exhibit to the registration statement of which this prospectus is a part.


                             USE OF PROCEEDS

       The Company will not receive any proceeds from sales by Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Dean Witter Reynolds Inc. ("Dean Witter," and together with Morgan Stanley, "Morgan Stanley Dean Witter") of the notes.

                   SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

       The following table sets forth selected consolidated financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998. This data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data presented under the captions "Summary of Operations" and "Other Financial Data" were derived from our consolidated financial statements, which were audited by independent auditors.

                                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                        1998(a)         1997      1996       1995        1994
--------------------------------------------------------------------------------------------------------------------
                                                     (in millions, except statistical data)
SUMMARY OF OPERATIONS (b)
Net sales                                               $3,022         $2,936      $3,087     $3,706      $2,974
Income (loss) from operations                              (49)           175         332        601         310
Income (loss) from continuing operations before
   extraordinary item and cumulative effect of
   accounting changes                                     (154)           (20)         79        230          22
Discontinued operations, net of income tax
   provision                                                10             21          38         17         (10)
Income (loss) before extraordinary item and
   cumulative effect of accounting change                 (144)             1         117        247          12
Net income (loss)                                         (160)             1         112        243         (43)

--------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Net cash provided by operating activities                $ 117         $   88      $  380     $  393      $  135
Net cash used for investing activities                    (595)          (175)       (133)      (160)       (148)
Net cash provided by (used for) financing
   activities                                              484             87        (262)      (268)         31
Depreciation, depletion and amortization                   134            127         125        122         116
Capital investments and acquisitions                       265            191         129        170         152
Working capital                                            145             71          34         51          15
Property, plant, equipment and timberland, net           1,760          1,788       1,720      1,709       1,681
Total assets                                             3,174          2,771       2,688      2,783       2,759
Long-term debt, less current maturities                  2,526          2,025       1,934      2,111       2,392
Stockholders' deficit                                     (538)          (374)       (375)      (487)       (730)

--------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA (TONS IN THOUSANDS)
Containerboard and solid bleached sulfate
   production (tons)                                     2,163          2,214       2,250      2,176       2,198
Coated boxboard production (tons)                          582            585         538        545         537
Corrugated shipments (billion sq. ft.)                    29.9           31.7        30.0       29.4        30.8
Folding carton shipments (tons)                            536            488         474        476         493
Fiber reclaimed and brokered (tons)                      5,155          4,832       4,464      4,293       4,134
Number of employees                                     15,000         15,800      15,800     16,200      16,600


------------------------------
(a) We recorded pre-tax charges of $310 million ($187 million after tax) in the fourth quarter of 1998, including $257 million of restructuring charges in connection with the merger of Stone Container Corporation ("Stone") with JSC Acquisition Corporation, a wholly-owned subsidiary of SSCC (the "Merger"), $30.0 million for settlement of our Cladwood-Registered Trademark- litigation and $23 million of Merger related costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring, Merger Related Charges and Litigation Costs" for a further description of such litigation and costs.
(b) The operating results for all prior periods have been restated to present the operating results of Smurfit Newsprint Corporation, a wholly-owned subsidiary of JSC (U.S.) ("SNC"), as a discontinued operation.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                      OPERATIONS

General

       Market conditions and demand for containerboard and corrugated containers, our primary products, are generally subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability.

       Containerboard market conditions have generally been weak since 1996 due primarily to excess capacity within the industry. During this period, inventory levels were high and many paper companies, including the Company, took economic downtime at their mills in order to reduce inventories. Lost production resulting from economic downtime for the industry overall in the second half of 1998 was approximately 1.5 million tons, or 8%, of capacity. Linerboard prices declined dramatically in 1996 and continued to fall in the first half of 1997, dropping to $310 per ton in April 1997. Lower inventory levels and strengthening demand in the second half of 1997 combined to increase prices to approximately $390 per ton by December 1997. Linerboard prices were stable in the first half of 1998, but declined during the second half of the year. The price at December 31, 1998 was approximately $340 per ton. Corrugated container prices followed this same pricing trend during the past three years with somewhat less fluctuation.

       The outlook for containerboard and corrugated containers in late 1998 and early 1999 has improved substantially. The strength of December corrugated container shipments and the amount of economic downtime taken at paper mills in the second half of 1998 have resulted in a significant reduction in inventory levels. In addition, several paper companies, including the Company, have announced mill shutdowns approximating 6% of industry capacity. The shutdowns will improve the balance between supply and demand. Based on these developments, we implemented a price increase for linerboard and medium of $50 per ton and $60 per ton, respectively, in the first quarter of 1999.

       Market conditions in the folding carton and boxboard mill industry were stable in 1997, but weakened somewhat in 1998 as demand declined 3% compared to last year. Mill productive capacity in the boxboard industry exceeds current levels of demand. While economic downtime at boxboard mills was avoided, the lower demand for board resulted in reduced prices. Boxboard prices increased in 1997 and held steady for the first nine months of 1998. Boxboard prices began to decline in the last quarter of 1998 due to weaker demand. The price for recycled boxboard declined by approximately $30 per ton during 1998. The combination of reduced demand and industry-wide excess capacity continued to keep pressure on folding carton selling prices during 1998.

       Recycled fiber is an important raw material of our recycled paperboard mills. Supplies of recycled fiber can vary widely at times and are highly dependent upon the demand of recycled paper mills. Because of the lower demand created by the extensive economic downtime taken by containerboard mills in recent years and particularly in 1998, the price of old corrugated containers declined in 1998 to its lowest levels in five years.

RESULTS OF OPERATIONS

Segment Data
(In millions)

                                                         1998                    1997                  1996
                                                 ---------------------    -------------------   -------------------
                                                     Net       Profit/       Net      Profit/     Net     Profit/
                                                    Sales       (loss)      Sales       Loss     Sales      Loss
                                                 ------------ ----------- ----------- --------- --------- ---------
Containerboard & corrugated containers            $ 1,696      $  113     $  1,607    $   56      $1,794    $197
Reclamation                                           265          (1)         292         6         218      (2)
Boxboard and folding cartons                          784          67          752        68         756      66
Other operations                                      277          35          285        33         319      38
                                                 --------     -------     --------    ------    --------  ------
Total operations                                   $3,022         214       $2,936       163      $3,087     299
                                                 --------                 --------              --------
                                                 --------                 --------              --------
Other, net (1)                                                   (463)                  (186)               (168)
                                                              -------                 ------              ------
Income (loss) from continuing operations
    before income taxes, extraordinary item
    and cumulative effect of accounting change                  $(249)                  $(23)               $131
                                                              -------                 ------              ------
                                                              -------                 ------              ------


-------------------------------------------------------------------------------
(1) Other, net includes corporate revenues and expenses, net interest expense and, for 1998, a $257 million restructuring charge in connection with the Merger, which covers the cost of shutting down certain mills and termination of employees and other Merger related costs.

1998 COMPARED TO 1997

       Net sales of $3,022 million and operating profits of $214 million were higher than 1997 by 3% and 31%, respectively, due primarily to higher sales prices. The increase or decrease in net sales for our segments is shown in the chart below.

                                                              Boxboard
                                           Containerboard &       &
                                           Corrugated         Folding                         Other
                                           Containers         Cartons       Reclamation    Operations     Total
                                           ----------          -------      -----------    ----------     -----
(in millions)
Increase (decrease) due to:
     Sales prices and product mix                $  146           $ (13)       $  (59)         $  11      $  85
     Sales volume                                   (63)             45            34            (12)         4
     Acquisitions and new facilities                  9                                                       9
     Sold or closed facilities                       (3)                           (2)            (7)       (12)
                                                 -------          -----        -------         ------     ------
Total increase (decrease)                         $  89           $  32        $  (27)         $  (8)     $  86
                                                 -------          -----        -------         ------     ------
                                                 -------          -----        -------         ------     ------


CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT

       Net sales of the Containerboard and Corrugated Containers segment increased 6% compared to 1997 to $1,696 million and segment profits increased $57 million compared to 1997 to $113 million. The increases in net sales and
profits were primarily the result of increased sales prices.   Containerboard
and corrugated container prices were higher in 1998 by 16% and 11%, respectively, compared to 1997. Solid bleached sulfate prices declined 2% during the period. Containerboard sales volume in 1998 declined 2% compared to 1997 due primarily to the closure of three containerboard mills, effective December 1, 1998 and higher levels of economic downtime. See " --Restructuring, Merger Related Costs and Litigation Costs" for a further description of such closure. The cost of the mill closures is included in other, net in the Segment Data table above. We also had 28 days of downtime in 1997 at our Brewton, Alabama mill associated with a rebuild and upgrade of its mottled white paper machine. Sales volume for corrugated containers declined 6% compared to 1997 due to our strategy to reduce volume associated with low margin accounts. Cost of goods sold as a percent of net sales decreased from 88% in 1997 to 85% in 1998 due primarily to the higher sales prices in 1998.

BOXBOARD AND FOLDING CARTONS SEGMENT

       Net sales of the Boxboard and Folding Cartons segment increased 4% compared to 1997 to $784 million and segment profits declined $1 million compared to 1997 to $67 million. The increase in net sales was due primarily to increased sales volume of folding cartons. Folding carton sales volume increased 10% compared to 1997, reflecting growth in new business acquired near the end of 1997. Sales volume for the boxboard mills declined 1% compared to 1997. Boxboard prices were higher in 1998 on average, increasing 3% compared to 1997. Folding carton prices declined 3%, reflecting the change in product mix related to the new business acquired. Cost of goods sold as a percent of net sales for 1998 was comparable to 1997.

RECLAMATION SEGMENT

       Net sales of the Reclamation segment declined 9% compared to 1997 to $265 million and segment profit decreased $7 million compared to 1997 to a loss of $1 million. The decreases were due to lower prices. On average, sales prices for reclaimed fiber were 16% lower in 1998 compared to 1997. The decline in price was due to the reduced demand for fiber from old corrugated containers. In spite of the downturn in domestic demand, we were able to increase overall sales volume nearly 7% over 1997 by increasing foreign sales and supply positions with major domestic customers. Cost of goods sold as a percent of net sales increased from 87% in 1997 to 89% in 1998 due to the lower sales prices in 1998.

DISCONTINUED OPERATIONS

       During February 1999, we announced our intention to divest the operating assets of SNC. The SNC results are reflected as discontinued operations for all periods presented in our statements of operations. Net sales for discontinued operations amounted to $324 million, $302 million, and $323 million for 1998, 1997 and 1996, respectively.

RESTRUCTURING, MERGER RELATED CHARGES AND LITIGATION COSTS

       During the fourth quarter of 1998, we recorded pre-tax charges of $310 million ($187 million after tax), including $257 million for restructuring costs in connection with the Merger, $23 million of other Merger related costs and $30 million for settlement of certain litigation.

       The restructuring included the shutdown of approximately 1.1 million tons, or 15%, of SSCC's North American containerboard mill capacity. Three containerboard mills with capacity of approximately 700,000 tons were closed. The restructuring charge of $257 million included provisions for costs associated with

       - adjustment of property plant and equipment of closed facilities to fair value less costs to sell of $179 million,
       -       facility closure costs of $42 million,
       -       severance related costs of $27 million, and
       -       other Merger related costs of $9 million.

       The cash and non-cash elements of the restructuring charge are $78 million and $179 million, respectively.

       We closed the mill facilities on December 1 and, as of December 31, 1998, we had terminated approximately 700 employees. We intend to either abandon or sell these facilities in the near future. Future cash outlays for the restructuring are anticipated to be $42 million in 1999, $6 million in 2000, $5 million in 2001 and $18 million thereafter. We are continuing to evaluate all areas of our business in connection with the Merger integration, including the identification of corrugated container facilities that might be closed. Additional restructuring charges are expected in 1999 as management finalizes its plans.

       Subsequent to an understanding reached in December 1998, SSCC and SNC entered into a settlement agreement in January 1999 to implement a nationwide class action settlement of claims involving Cladwood-Registered Trademark-, a composite wood siding product manufactured by SNC that has been used primarily in the construction of manufactured or mobile homes. Pursuant to the settlement, SNC has agreed to pay $20 million into a settlement fund plus up to approximately $6.5 million of administrative costs, attorneys' fees and class representative payments. We recorded a $30 million pre-tax charge in our results from discontinued operations for amounts SNC has agreed to pay into the settlement fund. We believe our reserve is adequate to pay eligible claims. However, the number of claims, and the number of potential claimants who choose not to participate in the settlement, could cause us to re-evaluate whether the liabilities in connection with the Cladwood-Registered Trademark- cases could exceed established reserves.

INTEREST

       Interest expense for 1998 was $196 million, the same as for 1997. The average effective interest rate for our outstanding debt was lower in 1998, offsetting the impact of higher average debt levels outstanding.

INCOME TAXES

       See Note 6 of the Notes to Consolidated Financial Statements included in this prospectus for information concerning the benefit from (provision for) income taxes as well as information regarding differences between effective tax rates and statutory rates.


1997 COMPARED TO 1996

       Net sales of $2,936 million and profits of $163 million for our operations were lower than 1996 by 5% and 45%, respectively due primarily to lower sales prices. Other net costs shown in the Segment Data table above include corporate revenues and expenses and net interest expense. The increase or decrease in net sales for our segments is shown in the chart below.

                                                               Boxboard
                                            Containerboard         &
                                             & Corrugated       Folding                       Other
                                              Containers        Cartons     Reclamation    Operations     Total
                                              ----------        -------     -----------    ----------     -----
(in millions)
Increase (decrease) due to:
     Sales prices and product mix               $  (220)         $ (38)        $  45         $  (20)      $(233)
     Sales volume                                    15             34            23             12          84
     Acquisitions and new facilities                 22                            6                         28
     Sold or closed facilities                       (4)                                        (26)        (30)
                                                --------         ------        -----         -------      ------
Total increase (decrease)                       $  (187)         $  (4)         $ 74          $ (34)      $(151)
                                                --------         ------        -----         -------      ------
                                                --------         ------        -----         -------      ------



CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT

       Net sales of the Containerboard and Corrugated Containers segment decreased 10% compared to 1996 to $1,607 million and segment profit decreased $141 million compared to 1996 to $ 56 million. The decrease in net sales and profits were primarily a result of significant reductions in sales prices for containerboard and corrugated containers. An increase in sales volume slightly offset the decline due to price. On average, corrugated container prices and containerboard prices each decreased 13% compared to 1996. Solid bleached sulfate prices decreased 2% compared to 1996. Demand for corrugated containers was strong throughout 1997 and shipments of corrugated containers increased 6% compared to 1996. As market conditions improved, we successfully implemented two price increases in 1997 for linerboard, the first in August for $40 per ton and the second in October for $50 per ton. Containerboard sales volume in 1997 decreased 2% compared to 1996 due to economic downtime taken to reduce inventories in 1997 and a shutdown at our Brewton, Alabama mill associated with a rebuild and upgrade of our mottled while paper machine. Shipments of solid bleached sulfate increased 2% compared to 1996. Cost of goods sold as a percent of net sales increased from 81% in 1996 to 88% in 1997 due primarily to the lower sales prices in 1998.

BOXBOARD AND FOLDING CARTONS SEGMENT

       Net sales of the Boxboard and Folding Cartons segment decreased 1% compared to 1996 to $752 million, and segment profit increased $ 2 million when compared to 1996 to $68 million. The decrease in net sales was primarily a result of lower average sales prices largely offset by an increase in volume. Sales prices for boxboard and folding cartons each decreased 5% compared to 1996. Demand strengthened in the second half of 1997, enabling us to implement a $40 per ton price increase in the fourth quarter of 1997. Demand for folding cartons and boxboard remained steady throughout 1997. Shipments of folding cartons and boxboard increased 3% and 6%, respectively, compared to 1996. Cost of goods sold as a percent of net sales decreased from 84% in 1996 to 83% in 1997 due primarily to product mix.

RECLAMATION SEGMENT

       Net sales for the Reclamation segment increased 34% compared to 1996 to $292 million, and segment profits increased $8 million compared to 1996 to $6 million. The increases were primarily the result of improved selling prices and volume. Shipments of reclaimed fiber increased 8% compared to 1996. On average, sales prices for reclaimed fiber were 17% higher in 1997 compared to 1996. Cost of goods sold as a percent of net sales decreased from 89% in 1996 to 87% in 1997 due to the higher sales prices in 1998.

INTEREST

       Net interest expense of $196 million for 1997 was $2 million lower than for 1996. The decline was due primarily to lower average debt levels outstanding and lower effective interest rates.

INCOME TAXES

       See Note 6 of the Notes to Consolidated Financial Statements included in this prospectus for information concerning the benefit from (provision for) income taxes as well as information regarding differences between effective tax rates and statutory rates.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

       Operating activities have historically been the major source of cash to fund our capital expenditures and debt payments. Net cash provided by operating activities for 1998 of $117 million and borrowings under our bank credit facilities of $1,441 million were used primarily to fund capital investments totaling $265 million, make intercompany loans to SSCC of $336 million related to the Merger, fund net debt payments of $921 million and pay $35 million of deferred debt issuance costs. Capital investments of $265 million include the purchase of a containerboard machine located at our mill in Fernandina Beach, Florida for $175 million from a subsidiary of Jefferson Smurfit Group plc.

FINANCING ACTIVITIES

       In March 1998, JSC (U.S.) entered into a new credit facility (the "1998 Credit Agreement") consisting of a $550 million revolving credit facility, a $400 million seven-year Tranche A Term Loan, and a $350 million eight-year Tranche B Term Loan. Net proceeds from the 1998 Credit Agreement were used to fully repay outstanding principal and accrued interest under our previous credit facility. The 1998 Credit Agreement reduced interest expense, extended debt maturities, and improved the financial flexibility of the Company. JSC (U.S.) recorded an extraordinary loss of $13 million (net of income tax benefits of $9 million) related to the early extinguishment of our bank debt.

       In November 1998, in connection with the Merger, JSC (U.S.) and its bank group amended and restated the 1998 Credit Agreement to, among other things:

       -       allow an additional $550 million borrowing on the Tranche B Term
               Loan;
       -       allow the purchase of the containerboard machine discussed above;
       - make a $300 million intercompany loan to SSCC, which was contributed to Stone as additional paid-in capital;
       -       permit the Merger; and
       -       ease certain financial covenants.

       The 1998 Credit Agreement contains various business and financial covenants including, among other things:

       - limitations on dividends, redemptions and repurchases of capital stock;
       -       limitations on the incurrence of indebtedness;
       -       limitations on capital expenditures; and
       -       maintenance of certain financial covenants.

       The 1998 Credit Agreement also requires prepayments if JSC (U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance, issuance of equity securities or incurrence of certain indebtedness. The obligations under the 1998 Credit Agreement are unconditionally generated by the Company and certain of its subsidiaries.
The obligations under the 1998 Credit Agreement are secured by a security
interest in substantially all of the assets of JSC (U.S.).   Such
restrictions, together with our highly leveraged position of could restrict corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.

       We intend to sell or liquidate certain of our assets, including our newsprint and woodlands operations. Proceeds from asset sales are required to be used to pay down the borrowings under the 1998 Credit Agreement.

       We expect internally generated cash flows, proceeds from asset divestitures and existing financing resources will be sufficient for the next several years to meet its obligations, including debt service, restructuring payments, settlement of the Cladwood-Registered Trademark- litigation and capital expenditures. Scheduled debt payments in 1999 and 2000 are $44 million and $70 million, respectively, with increasing amounts thereafter. Capital expenditures for 1999 are expected to be approximately $110 million. We expect to use any excess cash provided by operations to make further debt reductions. As of December 31, 1998, we had $422 million of unused borrowing capacity under the 1998 Credit Agreement and $106 million of unused borrowing capacity under its $315 million accounts receivable securitization program, subject to JSC (U.S.)'s level of eligible accounts receivable.

YEAR 2000

       The Year 2000 issue concerns the inability of computer systems and devices to properly recognize and process date-sensitive information when the year changes to 2000. We depend upon our information technology ("IT") and non-IT systems (used to run manufacturing equipment that contain embedded hardware or software that must handle dates) to conduct and manage our business. We believe that, by replacing, repairing or upgrading these systems, the Year 2000 issue can be resolved without material operational difficulties. While it is difficult, at present, to fully quantify the overall cost of this work, we expect to spend approximately $43 million through 1999 to correct the Year 2000 issue, of which approximately $18 million has been incurred through December 31, 1998. A large portion of these costs relate to enhancements that will enable us to reduce or avoid
costs and operate many of its production facilities more efficiently.   Some
of these projects have been accelerated in order to replace existing systems that cannot be brought into compliance by the year 2000. We are utilizing both internal and external resources to evaluate the potential impact of the Year 2000 problem. We plan to fund our Year 2000 effort with cash from operations and borrowings under the 1998 Credit Agreement.

       Our Year 2000 program management office is responsible for guiding and coordinating operating units in developing and executing their Year 2000 plans, enabling us to share knowledge and work across operating units, developing standard planning and formats for internal and external reporting, consistent customer and vendor communications and where appropriate, the development of contingency plans. Our Year 2000 program consists of the following seven phases:

       Phase 1: Planning/Awareness: The planning and awareness phase includes the identification of critical business processes and components.
       Phase 2: Inventory: During the inventory phase, our personnel will identify systems that could potentially have a Year 2000 problem and categorize the system as compliant, non-compliant, obsolete or unknown.
       Phase 3: Triage: In the triage phase, every system is assigned a business risk as high, medium, or low.

       Phase 4: Detailed Assessment: The detailed assessment provides for a planned schedule of remediation and estimated cost.
       Phase 5: Remediation: Remediation involves what corrective action to take if there is a Year 2000 problem, such as replacing, repairing or upgrading the system, and concludes with the execution of system test.
       Phase 6: Fallout: In the Fallout phase, the inventory will be kept up to date and no new Year 2000 problems will be introduced.
       Phase 7: Contingency Planning: We are developing contingency plans for the most reasonable worst case scenarios.

       We have completed the planning, inventory, triage, and detailed assessment of our IT systems and are taking corrective action and testing the new, upgraded or repaired systems. We identified seven high-risk IT systems, of which two have been remediated and the remaining five are scheduled to be substantially completed by the end of the second quarter of 1999.

       Our operating facilities rely on control systems, which control and monitor production, power, emissions and safety. The inventory, triage and detailed assessment phases for all operating facilities are expected to be substantially completed by the first quarter of 1999. We retained a third party to assist with the verification and validation of these three phases. We expect to have substantially completed all phases of our Year 2000 program by the end of the second quarter of 1999.

       The Year 2000 program management office is in the process of surveying each vendor to insure that they are Year 2000 compliant or have a plan in place. Vendor responses are due to be received by the end of the first quarter of 1999. We also have compiled a list of mission critical vendors. A mission critical vendor is a provider of goods or services without which a facility could not function. Where appropriate, our representatives will conduct an in-depth investigation of a mission critical vendor's ability to be Year 2000 compliant.

       We currently believe that we will be able to replace, repair or upgrade all of our IT and non-IT systems affected by the Year 2000 issue on a timely basis. In the event we do not complete our plan to bring systems into compliance before the year 2000, there could be severe disruption in the operation of its process control and other manufacturing systems, financial systems and administrative systems. Production problems and delayed product deliveries could result in a loss of customers. The production impact of a Year 2000 related failure varies significantly among the facilities and any such failure could cause manufacturing delays, possible environmental contamination or safety hazards. The most reasonably likely worst case scenario is the occurrence of a Year 2000 related failure on one or more of our paper machines. We have the capability to produce and ship products from multiple geographic locations should disruptions occur. Delays in invoicing customer shipments could cause a slowdown in cash receipts, which could affect our ability to meet our financial obligations. To the extent customers experience Year 2000 problems that are not remediated on a timely basis, we may experience material fluctuations in the demand for our products. The amount of any potential liability and/or lost revenue cannot be reasonably estimated at this time; however, such amounts could be material.

       While we currently expect no material adverse consequences to our financial condition or results of operations due to Year 2000 issues, our beliefs and expectations are based on certain assumptions that ultimately may prove to be inaccurate. Each of our operating facilities is developing a specific contingency plan for their most reasonably likely worst case scenarios. These plans are expected to be complete for both IT systems and non-IT systems by the end of the second quarter of 1999. We will also seek to take appropriate actions to mitigate the effects of our or significant vendors' failure to remediate the Year 2000 problem in a timely manner, including increasing the inventory of critical raw materials and supplies, increasing finished goods inventories, switching to alternative energy sources, and making arrangements for alternate vendors.

       There is a risk that our plans for achieving Year 2000 compliance may not be completed on time. However, failure to meet critical milestones being identified in our plans would provide advance notice, and steps would be taken to prevent injuries to employees and others, and to prevent environmental contamination. Customers and suppliers would also receive advance notice allowing them to implement alternate plans.

ENVIRONMENTAL MATTERS

       Our operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over our foreign operations. We have made, and expect to continue to make, significant capital expenditures to comply with water, air and solid and hazardous waste regulations. Capital expenditures for environmental control equipment and facilities were approximately $24 million in 1997 and approximately $10 million in 1998. We anticipate that environmental capital expenditures will approximate $32 million in 1999. The majority of the 1999 expenditures relate to amounts that we currently anticipate will be required to comply with the Cluster Rule. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, such costs could increase as environmental regulations become more stringent. Environmental control expenditures include projects which, in addition to meeting environmental concerns, may yield certain benefits to us in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to us.

       In November 1997, the EPA issued the Cluster Rule, which made existing requirements for discharge of wastewaters under the Clean Water Act more stringent and impose new requirements on air emissions under the Clean Air Act for the pulp and paper industry. Though the final rule is still not fully promulgated, we currently believe it will be required to make capital expenditures of up to $130 million from 1999 through 2002 in order to meet the requirements of the new regulations. Also, additional operating expenses will be incurred as capital installations required by the Cluster Rule are put into service.

       In addition, we are subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. We have been named as a potentially responsible party at a number of sites which are the subject of remedial activity under the CERCLA or comparable state laws. Although we are subject to joint and several liability imposed under CERCLA, at most of the multi-potentially responsible party sites there are organized groups of potentially responsible parties and costs are being shared among potentially responsible parties. Payments related to clean-up at existing and former operating sites and CERCLA sites were not material to our liquidity during 1998. Future environmental regulations may have an unpredictable adverse effect on our operations and earnings, but they are not expected to adversely affect our competitive position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Our earnings and cash flows are significantly affected by the amount of interest on our indebtedness. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt. A change in the interest rate on the variable rate debt will impact interest expense and cash flows. Management's objective is to protect us from interest rate volatility and reduce or limit interest expense within acceptable levels of market risk. To mitigate the impact of fluctuations in interest rates, we periodically enter into interest rate swaps, caps or options to hedge interest rate exposure. We do not utilize derivatives for speculative or trading purposes. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. At December 31, 1998 there were no derivative contracts outstanding.

       The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates base on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with Note 4 to the Notes to Consolidated Financial Statements which are included in this prospectus.

                                                                 Outstanding as of December 31, 1998
                                                -----------------------------------------------------------------------
                                                                                                             Fair
(in millions)                                     1999    2000     2001    2002    2003 Thereafter   Total     Value
                                                -----------------------------------------------------------------------
Bank term loans and revolver -
  8.71% average interest rate (variable)           $34     $59      $59     $59     $60     $1,114    $1,385   $1,385
U.S. accounts receivable securitization -
   5.41% average interest rate (variable)                                   209                          209      209
Senior notes -
   10.36% average interest rate (fixed)                                     100     500         300      900      930
U.S. industrial revenue bonds -
    7.53% average interest rate (fixed)              1       3                        4          24       32       32
Other                                                9       7        8       8       4           8       44       44
                                                -----------------------------------------------------------------------
Total Debt                                         $44     $69      $67    $376    $568      $1,446   $2,570    $2,600
                                                =======================================================================


EFFECTS OF INFLATION

       Although inflation has slowed in recent years, it is still a factor in the economy and we continue to seek ways to mitigate its impact to the extent permitted by competition. Inflationary increases in operating costs have been moderate since 1996, and have not had a material impact on our financial position or operating results during the last three years. We use the last-in, first-out method of accounting for approximately 82% of our inventories. Under this method, the cost of products sold reported in the financial statements approximates current costs and thus provides a closer matching of revenue and expenses in periods of increasing costs. On the other hand, depreciation charges represent the allocation of historical costs incurred over past years and are significantly less than if they were based on the current cost of productive capacity being consumed.

PROSPECTIVE ACCOUNTING STANDARDS

       In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Computer Software Developed or Obtained for Internal Use," which requires that certain costs incurred in connection with developing or obtaining software for internal-use must be capitalized. Cost for such work performed internally by our employees is currently expensed as incurred. SOP 98-1 is effective beginning on January 1, 1999. We do not expect that the adoption of SOP 98-1 will have a material impact on our future earnings or financial position.

       In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. We have not assessed what the impact of SFAS No. 133 will be on our future earnings or financial position.

                                  BUSINESS

GENERAL


       JSCE is a wholly-owned subsidiary of SSCC. On May 10, 1998, Jefferson Smurfit Corporation ("JSC"), a Delaware corporation, now known as SSCC, entered into a merger agreement with JSC Acquisition Corporation, a wholly-owned subsidiary of SSCC, and Stone. On November 18, 1998, JSC Acquisition Corporation was merged with and into Stone.

       As a result of the merger, Stone became a 100% owned subsidiary of SSCC. SSCC continues to own 100% of the equity interest of JSCE. SSCC has no operations other than its investment in JSCE and Stone. JSCE owns 100% of the equity interest in JSC (U.S.). JSCE has no operations other than its investment in JSC (U.S.). JSC (U.S.) has extensive operations throughout the United States.

       We are a large, integrated producer of containerboard, corrugated containers and other packaging products. We believe our high level of integration enhances our ability to respond quickly and efficiently to customers and to fill orders on short lead times. We operate in three major business segments:

       -       Containerboard and Corrugated Containers;
       -       Boxboard and Folding Cartons; and
       -       Reclamation.

       For a summary of revenues, profits, identifiable assets, capital expenditures and depreciation, depletion and amortization for each of our segments, see Note 12, "Business Segment Information" of the Notes to Consolidated Financial Statements contained in this prospectus.

       We closed three containerboard mills located in Alton, Illinois, Circleville, Ohio and Jacksonville, Florida on December 1, 1998. Amounts in the discussion below include these paper mill facilities through November 30, 1998. In addition, we recently announced our intention to divest the newsprint mills owned by SNC and accordingly our former newsprint segment is now accounted for as a discontinued operation.

CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT

       The primary products of our Containerboard and Corrugated Containers segment include corrugated containers, containerboard, solid bleached sulfate and timber products. This segment includes four paper mills and 52 container plants located in the United States. Sales for the Containerboard and Corrugated Containers segment in 1998 were $1,735 million (including $39 million of intersegment sales).

       Production of our containerboard mills and sales of our corrugated container facilities for the last three years were:

                                                                         1998           1997           1996
                                                                         ----           ----           ----
        Tons Produced (in thousands)
            Containerboard.....................................         1,978          2,024          2,061
            Solid bleached sulfate.............................           185            290            189
        Corrugated containers sold (in billion sq. ft).........          29.9           31.7           30.0


       Our containerboard mills produce a full line of containerboard, which for 1998 included 1,045,000 tons of unbleached kraft linerboard, 316,000 tons of mottled white linerboard, 509,000 tons of recycled medium and 108,000 tons of semi-chemical medium. Our containerboard mills and corrugated container operations are highly integrated, with the majority of containerboard produced by us used internally by our corrugated container operations. In 1998, our container plants consumed 1,951,000 tons of containerboard, representing an integration level of approximately 99%.

       Corrugated containers are used to ship diverse products such as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture and for many other applications, including point of purchase displays. We provide innovative packaging solutions, stressing the value-added aspects of our corrugated containers, including labeling and multi-color graphics to differentiate its products and respond to customer requirements. Our container plants are located nationwide, serving local customers and large national accounts. Our sales of corrugated containers in 1998 were $1,202 million.

       We also produce solid bleached sulfate, a portion of which is consumed internally by our folding carton plants.

       We manage approximately one million acres of owned and leased timberland in the southeastern United States. In 1998, we harvested 954,000 cords of timber, which would satisfy approximately 42% of the wood fiber requirements for our paper mills.

BOXBOARD AND FOLDING CARTONS SEGMENT

       The Boxboard and Folding Cartons segment's primary products are coated recycled boxboard and folding cartons. Sales for this segment in 1998 were $784 million.

       Production of coated recycled boxboard in 1998, 1997 and 1996 by our boxboard mills was 582,000, 585,000 and 538,000 tons, respectively. Our boxboard and folding carton operations are also integrated, with the majority of tons produced by our boxboard mills used internally by our folding carton operations. In 1998, our folding carton plants consumed 611,000 tons of recycled boxboard and solid bleached sulfate, representing an integration level of approximately 75%.

       Folding cartons are sold to manufacturers of consumable goods, especially food, beverage, detergents, paper products and other consumer products. Our folding carton plants offer extensive converting capabilities, including web and sheet lithographic, rotogravure and flexographic printing, laminating and a full line of structural and graphic design services. Folding cartons are used primarily to protect customers' products while providing point of purchase advertising. We make folding cartons for a wide variety of applications, including food and fast foods, detergents, paper products, beverages, health and beauty aids and other consumer products. Customers range from small local accounts to large national accounts. Our folding carton plants are located nationwide. Folding carton sales volumes for 1998, 1997 and 1996 were 536,000, 488,000 and 474,000 tons, respectively. Our sales of folding cartons in 1998 were $698 million.

       We have focused our capital expenditures and our marketing activities in this segment to support a strategy of enhancing product quality as it relates to packaging graphics, increasing flexibility while reducing customer lead time and assisting customers in innovative package designs.

       We provide marketing consultation and research activities through our Design and Market Research center. This center provides customers with graphic and product design tailored to the specific technical requirements of lithographic, rotogravure and flexographic printing, as well as photography for packaging, sales promotion concepts, and point of purchase displays.

OTHER PRODUCTS

NEWSPRINT

       SNC manufactures newsprint at two mills located in Oregon. SNC produced 575,000, 574,000 and 522,000 metric tons of newsprint during 1998, 1997 and 1996, respectively. In 1998 sales of newsprint were $303 million. For the past three years, an average of approximately 44% of SNC's newsprint production has been sold to The Times Mirror Company pursuant to a long-term newsprint agreement entered into in connection with our acquisition of SNC from Times Mirror in February 1986. Under the terms of the agreement, SNC supplies newsprint to Times Mirror generally at prevailing market prices. Sales of newsprint to Times Mirror in 1998 amounted to $126 million.

CLADWOOD-Registered Trademark-

       Cladwood-Registered Trademark- is a wood composite panel used by the housing industry, manufactured from sawmill shavings and other wood residuals and overlaid with recycled newsprint. SNC has two Cladwood-Registered Trademark- plants located in Oregon. Sales for Cladwood-Registered Trademark- in 1998 were $21 million.

SPECIALTY PACKAGING

       We produce a wide variety of specialty packaging products including uncoated recycled boxboard, papertubes and cores, solid fiber partitions and consumer packaging. Papertubes and cores are used primarily for paper, film and foil, yarn carriers and other textile products and furniture components. Flexible packaging, paper and metallized paper labels and heat transfer labels are used in a wide range of consumer product applications. In addition, a contract packaging plant provides custom contract packaging services including cartoning, bagging, liquid-filling or powder-filling and high-speed overwrapping. We produce high-quality rotogravure cylinders and has a full-service organization experienced in the production of color separations and lithographic film for the commercial printing, advertising and packaging industries. In 1998, our sales of specialty packaging products were $294 million (including $17 million of intersegment sales).

RECLAMATION OPERATIONS

       Our reclamation operations procure fiber resources for our paper mills as well as other producers. We operate 27 reclamation facilities that collect, sort, grade and bale recovered paper. We also collect aluminum and glass. In addition, we operate a nationwide brokerage system whereby we purchase and resell recovered paper to our recycled paper mills and other producers on a regional and national contract basis. Brokerage contracts provide bulk purchasing, resulting in lower prices and cleaner recovered paper. Many of the reclamation facilities are located close to our recycled paper mills, assuring availability of supply, when needed, with minimal shipping costs. Tons of recovered paper collected for 1998, 1997 and 1996 were 5,155,000, 4,832,000 and 4,464,000, respectively. In 1998, 33% of the recovered paper collected was sold internally to our paper mills. Our sales of recycled materials in 1998 were $397 million (including $132 million of intersegment sales).

FIBER RESOURCES

       Wood fiber and recycled fiber are the principal raw materials used in the manufacture of our paper products. We satisfy a significant portion of our needs for wood fiber through our forestry operations and essentially all of our needs for recycled fiber through the operation of our reclamation facilities and nationwide brokerage system. Our wood fiber requirements not satisfied internally are purchased on the open market or under long-term contracts.

       Wood fiber and recycled fiber are purchased in highly competitive, price sensitive markets, which have historically exhibited price and demand cyclicality. A decrease in the supply of wood fiber due to conservation regulation has caused, and will likely continue to cause, higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for recycled fiber has from time to time caused tight supplies of recycled fiber and at those times we have experienced an increase in the cost of such fiber. While we have not experienced any significant difficulty in obtaining wood fiber and recycled fiber in proximity to our mills, we cannot assure you that this will continue to be the case for any or all of our mills.

MARKETING

       Our marketing strategy with respect to our mills is to maximize sales of products to manufacturers located within an economical shipping area. Our converting plants focus on both specialty products tailored to fit customers' needs and high volume sales of commodity products. We also seek to broaden the customer base for each of our segments rather than to concentrate on only a few accounts for each plant. These objectives have led to decentralization of marketing efforts, such that each plant has its own sales force, and many have product design engineers, who are in close contact with customers to respond to their specific needs. We also maintain national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant because of production capacity and equipment requirements.

       Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe that the loss of any one customer would have a material adverse effect on our profitability.

COMPETITION

       The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. Other competitive factors include design, quality and service, with varying emphasis depending on product line.

BACKLOG

       Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. We do not have a significant backlog of orders, as most orders are placed for delivery within 30 days.

RESEARCH AND DEVELOPMENT

       Our research and development center uses state-of-the-art technology to assist all levels of the manufacturing and sales processes from raw materials supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. The technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services. We actively pursue applications for patents on new inventions and designs and attempts to protect its patents against infringement. Nevertheless, we believe that our success and growth are dependent on the quality of our products and our relationships with our customers, rather than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and tradenames on products, but do not consider that the successful continuation of any important phase of our business is dependent upon such patents. The cost of our research and development center for 1998, 1997 and 1996 was approximately $3 million each year.

EMPLOYEES

       We had approximately 15,000 employees at December 31, 1998, of whom approximately 9,700 (65%) are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows: the Brewton, Alabama mill, expiring in October 2002 and the Fernandina Beach, Florida mill, expiring in June 2003. We believe that our employee relations are generally good and are currently in the process of bargaining with unions representing production employees at a number of our operations. While the terms of these agreements may vary, we believe that the material terms of our collective bargaining agreements are customary for the industry and the type of facility, the classification of the employees and the geographic location covered thereby.

LITIGATION

       Subsequent to an understanding reached in December 1998, SSCC and SNC entered into a settlement agreement in January 1999 to implement a nationwide class action settlement of claims involving Cladwood-Registered Trademark-, a composite wood siding product manufactured by SNC that has been used primarily in the construction of manufactured or mobile homes. Pursuant to the settlement, SNC has agreed to pay $20 million into a settlement fund plus up to approximately $6.5 million of administrative costs, attorneys' fees and class representative payments. We recorded a $30 million pre-tax charge in our results from discontinued operations for amounts SNC has agreed to pay into the settlement fund. We believe our reserve is adequate to pay eligible claims. However, the number of claims, and the number of potential claimants who choose not to participate in the settlement, could cause us to re-evaluate whether the liabilities in connection with the Cladwood-Registered Trademark- cases could exceed established reserves.

       We are a defendant in a number of lawsuits and claims arising out of the conduct of our business including those related to environmental matters. While the ultimate results of such suits or other claims cannot be predicted with certainty, we believe that the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE

       Our operations are subject to extensive environmental regulation by federal, state, and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste, and other environmental laws and regulations, and expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, we cannot predict the amount of capital expenditures that will ultimately be required to comply with future standards. In particular, the EPA has finalized significant parts of the Cluster Rule, which will require substantial expenditures to achieve compliance. We estimate, based on engineering studies done to date, that compliance with these portions of the Cluster Rule should require less than $130 million in capital expenditures over the next two to four years.
Howeer, we cannot preduct the ultimate cost of complying with the regulations until further engineering studies are completed and additional regulations are finalized.

       In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. For the past three years, we have spent an average of approximately $15 million annually on capital expenditures for environmental purposes. The anticipated spending for such capital projects for fiscal 1999 is approximately $32 million. A significant amount of the increased expenditures in 1999 will be due to compliance with the Cluster Rule and is included in the estimate of less than $130 million referenced above. Since our competitors are, or will be, subject to comparable environmental standards, including the Cluster Rule, management is of the opinion, based on current information, that compliance with environmental standards will not adversely affect our competitive position.

DESCRIPTION OF NOTES

       You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "CCA" refers to Container Corporation of America (the predecessor entity to JSC (U.S.)); "Old JSC (U.S.)" refers to Jefferson Smurfit Corporation (U.S.) prior to its merger with CCA; and "JSC" refers to Jefferson Smurfit Corporation, now known as "SSCC."

The Series A Senior Notes were issued under an Indenture (the "Series A Senior Note Indenture") among Old JSC (U.S.), CCA and NationsBank of Georgia, National Association, as trustee ("NationsBank"). The Series B Senior Notes were issued under an Indenture (the "Series B Senior Note Indenture") among Old JSC (U.S.), CCA and NationsBank, as trustee. The 1993 Senior Notes were issued under an Indenture (the "1993 Senior Note Indenture" and together with the Series A and Series B Senior Note Indentures, the "Indentures") among Old JSC (U.S.), CCA and NationsBank, as trustee. On December 31, 1995, The Bank of New York (the "Series A Senior Note Trustee," the Series B Senior Note Trustee" or the "1993 Senior Note Trustee") replaced NationsBank, as trustee under the Indentures. Except as described under " -- Optional Redemption" below or as otherwise indicated, this description applies to each Indenture, and references to the "notes" shall be to the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes, as the case may be, or, if the context requires, to all three.

       The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the notes. We have filed copies of the Indentures as exhibits to the registration statement which includes this prospectus. Wherever particular sections or defined terms of the Indentures not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference.

GENERAL

       Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of JSC (U.S.) in the Borough of Manhattan, The City of New York (which for the Series A Senior Notes shall be the office or agency of the Series A Senior Note Trustee, at 61 Broadway, Suite 1412, New York, New York 10006, for the Series B Senior Notes, shall be the office or agency of the Series B Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006, and for the 1993 Senior Notes, shall be the office or agency of the 1993 Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006); provided that, at our option, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Senior Notes Register. (Sections 2.01, 2.03 and 2.06)

       The notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 2.02) No service charge was made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 2.05)

TERMS OF THE NOTES

       The Series A Senior Notes and Series B Senior Notes are unsecured senior obligations of JSC (U.S.), limited to $300 million aggregate principal amount of Series A Senior Notes, and $100 million aggregate principal amount of Series B Senior Notes, and will mature on May 1, 2004, and May 1, 2002, respectively. Each note bears interest at the rate per annum shown on the front cover of this prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year.

       The 1993 Senior Notes are unsecured senior obligations of JSC (U.S.), limited to $500 million aggregate principal amount, and will mature on April 1, 2003. Each 1993 Senior Note bears interest at the rate per annum shown on the front cover of this prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date) on April 1 and October 1 of each year.

OPTIONAL REDEMPTION

       JSC (U.S.) may not redeem the Series B Senior Notes or the 1993 Senior Notes prior to maturity.

       The Series A Senior Notes are redeemable, at JSC (U.S.)'s option, in whole or in part, at any time on or after May 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Senior Notes Register, at the following Redemption Prices (expressed as percentages of principal amount), plus accrued interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                             YEAR                        REDEMPTION PRICE
          ------------------------------------------------------------------
          1999......................................         105.625%
          2000......................................         102.813%
          2001 and thereafter.......................         100.0%

       In the case of any partial redemption, selection of the Series A Senior Notes for redemption will be made by the Series A Senior Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Series A Senior Notes are listed or, if the Series A Senior Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Series A Senior Note Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Series A Senior Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Series A Senior Note is to be redeemed in part only, the notice of redemption relating to such Series A Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Series A Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Series A Senior Note.

       The 1998 Credit Agreement contains covenants limiting the optional redemption of the notes.

RANKING

       The Indebtedness evidenced by the notes ranks pari passu in right of payment with all other senior indebtedness of JSC (U.S.), including, without limitation, JSC (U.S.)'s obligations under the 1998 Credit Agreement. JSCE's guarantee of the notes ranks pari passu in right of payment with all other unsubordinated indebtedness of JSCE, including, without limitation, JSCE's obligations under the 1998 Credit Agreement.

       JSC (U.S.)'s obligations under the 1998 Credit Agreement and JSCE's guarantees of such obligations are secured by pledges of substantially all of our assets with the exception of cash and cash equivalents and trade receivables. JSC (U.S.)'s obligations under the 1998 Credit Agreement, but not the notes, are guaranteed by JSC, JSCE and certain of JSC's subsidiaries, and the obligations of JSCE and each such guaranteeing subsidiary are secured, among other things, by substantially all of the assets of JSCE and such guaranteeing subsidiary, as the case may be. The notes and JSCE's guarantee of the notes will be effectively subordinated to such security interests and guarantees to the extent of such security interests and guarantees. As of December 31, 1998, JSC (U.S.) had outstanding approximately $2,570.0 million of senior indebtedness (excluding intercompany indebtedness), of which approximately $1,642.5 million was secured indebtedness. The secured indebtedness will have priority over the notes with respect to the assets securing such indebtedness. See "Risk Factors --Effective Subordination" for a further discussion of security for the notes.

GUARANTEE

       JSC (U.S.)'s obligations under the notes are unconditionally guaranteed by JSCE.

CERTAIN DEFINITIONS

       Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indentures. Some definitions appear in the 1993 Senior Note Indenture that do not appear in the other Indentures, and vice versa. Reference is made to the Indentures for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

       "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person became a Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

       "Adjusted Consolidated Net Income" is defined to mean, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of such Person (other than net income (or loss) attributable to a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries;

(3) the net income (or loss) of any Subsidiary (other than CCA) of any Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

(4)    any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person owned by Persons other than such Person and any of its Subsidiaries;

(6)    all extraordinary gains and extraordinary losses; and

(7) all non-cash charges reducing net income of such Person that relate to stock options or stock appreciation rights and all cash payments reducing net income of such Person that relate to stock options or stock appreciation rights, to the extent such cash payments are not made pursuant to clause (11) of the "Limitation on Restricted Payments" covenant; provided that, solely for the purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includable pursuant to clause (1) above), "Adjusted Consolidated Net Income" of JSCE shall include the amount of all cash dividends received by JSCE or any Subsidiary of JSCE from an Unrestricted Subsidiary.

       "Adjusted Consolidated Net Tangible Assets" is defined to mean the total amount of assets of JSCE and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

(1) all current liabilities of JSCE and its Subsidiaries (excluding intercompany items); and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries, prepared in conformity with GAAP.

       "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, no Bank nor any affiliate of any Bank shall be deemed to be an Affiliate of JSCE or any of its Subsidiaries nor shall Morgan Stanley (or any affiliate thereof) be deemed an Affiliate of JSCE or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness of JSCE or any of its Subsidiaries.

       "Asset Acquisition" is defined to mean:

(1) an investment by JSCE or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of JSCE or any of its Subsidiaries or shall be merged into or consolidated with JSCE or any of its Subsidiaries; or

(2) an acquisition by JSCE or any of its Subsidiaries of the assets of any Person other than JSCE or any of its Subsidiaries that constitute substantially all of a division or line of business of such Person.

       "Asset Disposition" is defined to mean the sale or other disposition by JSCE or any of its Subsidiaries (other than to JSCE or another Subsidiary of JSCE) of:

(1)    all or substantially all of the Capital Stock of any Subsidiary of JSCE;
       or

(2) all or substantially all of the assets that constitute a division or line of business of JSCE or any of its Subsidiaries.

       "Asset Sale" is defined to mean, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than JSCE or any of its Subsidiaries of:

(1) all or any of the Capital Stock of any Subsidiary of such Person (other than pursuant to a public offering of the Capital Stock of CCA or JSCE pursuant to which at least 15% of the total issued and outstanding Capital Stock of CCA or JSCE has been sold by means of an effective registration statement under the Securities Act or sales, transfers or other dispositions of Capital Stock of CCA or JSCE substantially concurrently with or following such a public offering);

(2) all or substantially all of the property and assets of an operating unit or business of such Person or any of its Subsidiaries; or

(3) any other property and assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to Mergers, Consolidations and Sales of Assets (it being acknowledged that JSCE and its Subsidiaries may dispose of equipment in the ordinary course of their respective businesses); provided that sales or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of "Asset Sale."

       "Attributable Indebtedness' is defined to mean, when used in connection with a sale-leaseback transaction referred to in the "Limitation on Sale-Leaseback Transactions" covenant, at any date of determination, the product of:

(1)    the net proceeds from such sale-leaseback transaction; and

(2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

       "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the product of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and (b) the amount of such principal payment by,

(2)    the sum of all such principal payments.

       "Banks" is defined to mean the lenders who are from time to time parties to any Credit Agreement.

       "Board of Directors" is defined to mean the Board of Directors of JSCE or CCA, as the case may be, or any committee of such Board of Directors duly authorized to act under the Indenture.

       "Business Day" is defined to mean any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

       "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

       "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

       "Change of Control" is defined to mean such time as:

(1)    (a)     a "person" or "group" (within the meaning of Sections 13(d) and
               14(d)(2) of the Exchange Act), other than the Original
               Stockholders, becomes the "beneficial owner" (as defined in Rule
               13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSC or a JSC
               Parent and

       (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSC or a JSC Parent beneficially owned by such "person" or "group"; or

(2)    (a)     a "person" or "group" (within the meaning of Sections 13(d) and
               14(d)(2) of the Exchange Act), other than the Original
               Stockholders, becomes the "beneficial owner" (as defined in Rule
               13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSCE,

       (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSCE beneficially owned by such "person" or "group"; and

       (c)     CCA is a Subsidiary of JSCE at the time that the later of (a) and
               (b) above occurs.

       "Closing Date" is defined to mean the date on which the respective series of notes were originally issued under the Indentures.

       "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

       "Consolidated EBITDA" is defined to mean, with respect to any Person for any period, the sum of the amounts for such period of:

(1)    Adjusted Consolidated Net Income;

(2)    Consolidated Interest Expense;

(3) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(4)    depreciation expense;

(5)    amortization expense; and

(6) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP;

provided that, if a Person has any Subsidiary that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to:

(1)    the Adjusted Consolidated Net Income of such Subsidiary multiplied by

(2)    the quotient of:

       (a) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by

       (b) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

       "Consolidated Interest Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed by such Person) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated subsidiaries during such period; excluding, however,

(1) any amount of such interest of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such person pursuant to clause
       (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause
       (iii) of the definition thereof); and

(2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the applications of the proceeds thereof or the Recapitalization Plan, all as determined on a consolidated basis in conformity with GAAP.

       "Consolidated Net Worth" is defined to mean, at any date of determination, shareholders' equity as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries (which shall be as of a date not more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of JSCE or any Subsidiary of JSCE, each item to be determined in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

       "Credit Agreement" is defined to mean either:

(1) the Credit Agreement, dated as of May 11, 1994, amended and restated as of May 17, 1996, among JSC, JSCE, JSC (U.S.), The Chase Manhattan Bank, Bankers Trust Company and the other lenders, as amended from time to time (the "1994 Credit Agreement"); or

(2) any Credit Agreement which amends, supplements, extends, renews, replaces, or otherwise modifies from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of such agreement or agreements, provided that such agreement will be a Credit Agreement under the Indenture only if a notice to that effect is delivered to the Trustee and there shall be at any time no more than two instruments that are Credit Agreements.

       "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in currency values to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

       "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

       "Existing Subordinated Debt Refinancing" is defined to mean the refinancing of any or all of the Indebtedness represented by the Junior Accrued Debentures, Senior Subordinated Notes and the Subordinated Debentures, including pursuant to any Credit Agreement.

       "Foreign Subsidiary" is defined to mean any Subsidiary of JSCE that:

(1)    derives more than 80% of its sales or net income from; or

(2) has more than 80% of its assets located in, territories and jurisdictions outside the United States of America (in each case determined on a consolidated basis in conformity with GAAP).

       "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to:

(1) the amortization of any expenses incurred in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the application of the proceeds thereof or the Recapitalization Plan;

(2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17; and

(3) any charges associated with the adoption of Financial Accounting Standard Nos. 106 and 109.

       "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

       "Holder" or "Noteholder" or "Securityholder" or "Senior Notes Holder" is defined to mean the registered holder of any Series A Senior Note, Series B Senior Note or 1993 Senior Note, as the case may be.

       "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

       "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of JSCE and its Subsidiaries, any non-negotiable notes of JSCE or its Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers' compensation and liability insurance programs);

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)    all obligations of such Person as lessee under Capitalized Leases;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of:

       (a) the fair market value of such asset at such date of determination; and

       (b)     the amount of such Indebtedness,

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) all obligations in respect of borrowed money under any Credit Agreement, the Secured Notes and any Guarantees thereof; and

(9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability determined by such Person's board of directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include:

       (a)     any liability for federal, state, local or other taxes or;

       (b) obligations of JSCE or its Restricted Subsidiaries pursuant to Receivables Programs.

       "Interest Coverage Ratio" is defined to mean, with respect to any Person on any Transaction Date, the ratio of:

(1) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to

(2) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation,

       (a)     pro forma effect shall be given to:

               (i) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) on the last day of such period);

               (ii) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date; and

               (iii) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day;

       (b) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period;

       (c) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (b)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date;

       (d) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period;

       (e) with respect to any such four-fiscal-quarter period commencing prior to the Refinancing, the Refinancing shall be deemed to have taken place on the first day of such period; and

       (f) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary of JSC or has been merged with or into JSCE or any Subsidiary of JSCE during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of JSCE as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided that to the extent that clause (d) or
               (f) of this sentence requires that pro forma effect be given to an Asset Acquisition or an asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired for which financial information is available.

       "Interest Rate Agreement" is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in interest rates or obtain the benefits of floating interest rates to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

       "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

(1) "Investment" shall include the fair market value of the net assets of any Subsidiary of JSCE at the time that such Subsidiary of JSCE is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of JSCE and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

       "JSC" is defined to mean Jefferson Smurfit Corporation, a Delaware corporation.

       "JSC Parent" is defined to mean any entity of which JSC is a direct or indirect Subsidiary.

       "Junior Accrual Debentures" is defined to mean CCA's 15 1/2% Junior Subordinated Accrual Debentures due 2004.

       "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

       "Net Cash Proceeds" is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to JSCE or any Subsidiary of JSCE) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of JSCE and its Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either:

       (a)     is secured by a Lien on the property or assets sold; or

       (b)     is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by JSCE or any Subsidiary of JSCE as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

       "New Senior Notes", when used in reference to the 1993 Senior Notes, is defined to mean the Series A Senior Notes and Series B Senior Notes and such other debt securities that may be issued in substitution therefor (in whole or in part) pursuant to clause (1) of the definition of "Recapitalization Plan", in each case issued in connection with the Recapitalization Plan.

       "New Subordinated Notes" is defined to mean the 11 1/2% Junior Subordinated Notes maturing 2005, in an aggregate amount not to exceed $200 million, of CCA which SIBV had committed to purchase (which commitment terminates on the Closing Date without any of such notes having been issued).

       "1989 Transaction" is defined to mean the transaction in which:

(1)    JSC acquired the entire equity interest in Old JSC (U.S.);

(2) Old JSC (U.S.) (through its ownership of JSC Enterprises) acquired the entire equity interest in CCA;

(3) the MSLEF I Group received $500 million in respect of its shares of CCA common stock;

(4) SIBV received $41.75 per share, or an aggregate of approximately $1.25 billion, in respect of its shares of Old JSC (U.S.) stock; and

(5)    the public stockholders received $43 per share of Old JSC (U.S.) stock.

       "1993 Transaction" is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness with the proceeds of such sale and the amendments (and consent payments in respect thereof) to certain debt instruments, and the agreements related thereto, that were effected in April 1993 (also referred to as the Refinancing).

       "1992 Stock Option Plan" is defined to mean the JSC 1992 Stock Option Plan, as the same may be amended, supplemented or otherwise modified from time to time.

       "1992 Transaction" is defined to mean the purchase, in August 1992, by certain stockholders of JSC of $232 million of Common Stock of JSC, the contribution by JSC of such $232 million to CCA and the application by CCA of such $232 million to repurchase Junior Accrual Debentures and repay other subordinated Indebtedness of CCA.

       "Original Stockholders" is defined to mean, collectively, MSLEF II, Morgan Stanley Group, SIBV, JS Group and any Affiliate of any such Person.

       "Permitted Liens" is defined to mean:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries;

(6) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Closing Date; provided that:

       (a) such Lien is created solely for the purpose of securing Indebtedness Incurred:

               (i) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or

               (ii)   to refinance any Indebtedness previously so secured;

       (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

       (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries;

(8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of JSCE or any of its Subsidiaries relating to such property or assets;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease or Operating Lease; provided that any sale-leaseback transaction related thereto complies with the "Limitation on Sale-Leaseback Transactions" covenant;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary;

(12)   Liens in favor of JSCE or any Restricted Subsidiary;

(13) Liens arising from the rendering of a final judgment or order against JSCE or any Subsidiary of JSCE that does not give rise to an Event of Default;

(14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of any Credit Agreement, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect JSCE or any of its Subsidiaries from fluctuations in the price of commodities;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by JSCE or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of JSCE and its Subsidiaries prior to the Closing Date;

(18)   Liens on or sales of receivables; and

(19) Liens securing any real property or other assets of JSCE or any Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of JSCE or any Restricted Subsidiary.

       "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

       "Principal Property" is defined to mean any manufacturing or processing plant, warehouse or other building used by JSCE or any Restricted Subsidiary, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors of JSCE as reflected in a Board Resolution, is not of material importance to the business conducted by JSCE and its Restricted Subsidiaries taken as a whole as of the date such Board Resolution is adopted.

       "Recapitalization Closing Date" is defined to mean the date on which the transactions described in clauses (1) through (4) of the definition of "Recapitalization Plan" are consummated; provided that if such transactions do not occur on the same date, "Recapitalization Closing Date" shall be defined to mean the date designated as such by the Company.

       "Recapitalization Plan" is defined to mean, collectively, the following transactions:

(1)    the sale of the Series A and Series B Senior Notes;

(2) the sale by JSC of JSC Common Stock substantially concurrently with the transaction described in clause (1);

(3) the SIBV Investment substantially concurrently with the transaction described in clause (1);

(4)    the execution and delivery of the 1994 Credit Agreement;

(5)    the application of the proceeds of the transactions described in clauses
       (1) through (4);

(6)    the Existing Subordinated Debt Refinancing;

(7) the obtaining of all consents and waivers necessary or determined by CCA, Old JSC (U.S.) or JSC to be appropriate in connection with the foregoing;

(8) all other transactions related to, or entered into in connection with, the foregoing unless CCA determines that any such transaction should not be considered part of the Recapitalization Plan; and

(9) the payment and accrual of all fees and expenses related to the foregoing.

       "Receivables Programs" is defined to mean, with respect to any Person, obligations of such Person or its Subsidiaries pursuant to accounts receivable securitization programs, to the extent that the proceeds received pursuant to a pledge, sale or other encumbrance of accounts receivable pursuant to such programs do not exceed 91% of the total book value of such accounts receivable (determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which financial information is available), and any extension, renewal, modification or replacement of such programs, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such programs or any successor agreement or agreements.


       "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)    required to be redeemed prior to the Stated Maturity of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3)    convertible into or exchangeable for Capital Stock referred to in clause
       (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable (except with respect to any premium payable) to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such notes, as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants described below.

       "Refinancing" is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness under the credit agreements in effect in 1993 with the proceeds of such sale and the amendments (and consent payments in respect thereof) to the credit agreements in effect in 1993 and the Secured Notes, and the agreements related thereto, that were effected prior to, or at approximately the same time as, the issuance and sale of the 1993 Senior Notes.

       "Restricted Subsidiary" is defined to mean any Subsidiary of JSCE other than an Unrestricted Subsidiary.

       "Secured Notes" is defined to mean CCA's Senior Secured Floating Rate Senior Notes due 1998 and the note purchase agreement relating thereto, as the foregoing may be amended from time to time.

       "Senior Subordinated Notes" is defined to mean CCA's 13 1/2% Senior Subordinated Notes due 1999.

       "SIBV Investment" is defined to mean the purchase by SIBV (or a corporate affiliate thereof) of shares of JSC Common Stock, substantially concurrently with the sale by CCA of the Series A and Series B Senior Notes.

       "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of JSCE that, together with its Subsidiaries:

(1) for the most recent fiscal year of JSCE, accounted for more than 10% of the consolidated revenues of JSCE; or

(2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of JSCE, all as set forth on the most recently available consolidated financial statements of JSCE for such fiscal year.

       "Smurfit Newsprint" is defined to mean Smurfit Newsprint Corporation, a Delaware corporation.

       "Stated Maturity" is defined to mean:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

       "Subordinated Debentures" is defined to mean CCA's 14% Subordinated Debentures due 2001.

       "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by JSCE or by one or more other Subsidiaries of JSCE, or by such Person and one or more other Subsidiaries of such Person; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" set forth below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of JSCE for purposes of the Indenture.

       "Times Mirror Agreement" is defined to mean the Shareholders Agreement, dated February 21, 1986 between Old JSC (U.S.) and The Times Mirror Company, as the same may at any time be amended, modified or supplemented.

       "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

       "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by JSCE or any of its Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

       "Unrestricted Subsidiary" is defined to mean:

(1) any Subsidiary of JSCE that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of JSCE in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of JSCE may designate any Subsidiary of JSCE (including any newly acquired or newly formed Subsidiary of JSCE) other than CCA to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, JSCE or any other Subsidiary of JSCE that is not a Subsidiary of the Subsidiary to be so designated; provided that either:

       (a) the Subsidiary to be so designated has total assets of $1,000 or less; or

       (b) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors of JSCE may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of JSCE; provided that immediately after giving effect to such designation (x) JSCE could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of JSCE shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Any Subsidiary of JSCE may be designated as an Unrestricted Subsidiary (or not so designated) for purposes of the Indenture without regard to whether such Subsidiary is so designated (or not so designated) for purposes of any other agreement relating to Indebtedness of JSCE or any of its Subsidiaries.

       "Voting Stock" is defined to mean Capital Stock of any class or kind ordinarily having the power to vote for the election of directors.

       "Wholly Owned Subsidiary" is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS

       Under the terms of the Indentures, JSCE shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of JSCE would be greater than

           (1)   prior to July 1, 1994.................................1.50:1,
           (2)   after June 30, 1994 and prior to July 1, 1995.........1.75:1,
           (3)   after June 30, 1995...................................2.00:1.

       Notwithstanding the foregoing, JSCE and any Restricted Subsidiary (except as expressly provided below) may Incur each and all of the following:

(1)    Indebtedness:

       (a) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures (or, in the case of the 1993 Senior Note Indenture, Indebtedness (A) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the sum of (x) the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Recapitalization Closing Date less any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures and (y) the Indebtedness represented by the New Senior Notes);

       (b) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed $275 million;

       (c) of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less, for purposes of determining cash borrowings under any Credit Agreement by JSC Enterprises, CCA Enterprises and Smurfit Newsprint:

               (i) any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures;and

               (ii) the amount of Indebtedness Incurred under clause (1)(a) of this paragraph (or, in the case of the 1993 Senior
                      Note Indenture;

       (c) of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement);

       (d) of Restricted Subsidiaries of JSCE (other than CCA) in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

       (e) consisting of Guarantees by Restricted Subsidiaries of JSCE (other than CCA) of Indebtedness of JSCE and its Restricted Subsidiaries under any Credit Agreement or any other Indebtedness of such Persons for borrowed money; provided that any such Restricted Subsidiary that Guarantees such Indebtedness under any Credit Agreement or any such other Indebtedness for borrowed money shall fully and unconditionally Guarantee the notes on a senior basis (to the same extent and for only so long as such Indebtedness under any Credit Agreement or such other Indebtedness for borrowed money is Guaranteed by such Restricted Subsidiary); provided further that (x) any such Guarantees of Indebtedness subordinated to the notes will be subordinated to such Subsidiary's Guarantee of the notes, if any, in a like manner and (y) for purposes of this covenant, a Guarantee by a Restricted Subsidiary shall not be deemed to exist, and Indebtedness shall not be deemed to have been Incurred by a Restricted Subsidiary, solely by reason of one or more security interests in assets of such Restricted Subsidiary having been granted pursuant to any Credit Agreement (or, in the case of the 1993 Senior Note Indenture, having been granted to any Person);

(2)    Indebtedness:

       (a) of JSCE to any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary of JSCE, or of a Restricted Subsidiary to JSCE or to any other Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

       (b)     of JSCE or any Restricted Subsidiary to Smurfit Newsprint; or

       (c) of JSCE or any Restricted Subsidiary to any Foreign Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness of JSCE or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clauses (1)(a), (b) or (d), (2)(c), (4) or (9) of this paragraph and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged, refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness issued in exchange for, or the proceeds of which are used to refinance or refund, the notes or JSCE's Guarantee thereof or other Indebtedness of CCA or JSCE that is pari passu with, or subordinated in right of payment to, the notes or JSCE's Guarantee thereof, as the case may be (other than the Junior Accrual Debentures, Senior Subordinated Notes and the Subordinated Debentures), shall only be permitted under this clause (3) if:

       (a) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or JSCE's Guarantee thereof, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or JSCE's Guarantee thereof, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or JSCE's Guarantee thereof, as the case may be;

       (b) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with, or subordinated in right of payment to, the notes or JSCE's Guarantee thereof, such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Indebtedness to be refinanced (or, if earlier, six months after the Stated Maturity of the notes) and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced plus six months (or, if less, the remaining Average Life of the notes plus six months); and

       (c) if the Indebtedness to be refinanced is Indebtedness of JSCE or CCA, such new Indebtedness Incurred pursuant to this clause (3) may not be Indebtedness of any Restricted Subsidiary of JSCE other than CCA;

(4)    Indebtedness:

       (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

       (b) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of JSCE or its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and

       (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of JSC or any Restricted Subsidiary of JSCE pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of JSCE, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of JSCE for the purpose of financing such acquisition;

(5) Indebtedness in respect of letters of credit and bankers' acceptances Incurred in the ordinary course of business consistent with past practice;

(6) Indebtedness of JSCE or CCA in an aggregate amount not to exceed $100 million at any one time outstanding; provided that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding;

       (a) is expressly made subordinate in right of payment to the notes or JSCE's Guarantee thereof, as the case may be;

       (b provides that no required payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise shall be made by JSCE or CCA (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an "asset sale" or "change of control" provision that is no more favorable (except with respect to any premium payable) to the holders of such Indebtedness than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants and such Indebtedness specifically provides that JSCE and CCA will not repurchase or redeem such Indebtedness pursuant to such provisions prior to CCA's repurchase of the notes required to be repurchased by CCA under the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants) at any time prior to the Stated Maturity of the notes; and

       (c) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, JSCE's Interest Coverage Ratio would be at least 1.25:1;

(7) Indebtedness of CCA or JSCE Incurred on or before December 1, 1994, the proceeds of which are used to pay cash interest on the Junior Accrual Debentures;

(8) Acquired Indebtedness, provided that, at the time of the Incurrence thereof, JSCE could Incur at least $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant, and refinancings thereof; provided that such refinancing Indebtedness may not be Incurred by any Person other than JSCE, CCA or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness;

(9) Indebtedness of JSCE or CCA Incurred to finance, directly or indirectly, capital expenditures of JSCE and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million in each fiscal year of JSCE, and any refinancing of such Indebtedness (including pursuant to any Capitalized Lease); provided that the amount of Indebtedness which may be Incurred in any fiscal year of JSCE pursuant to this clause (9) shall be increased by the amount of Indebtedness (other than refinancing Indebtedness) which could have been Incurred in the prior fiscal year (including by reason of this proviso) of JSCE pursuant to this clause
       (9) but which was not so Incurred; and

(10) Indebtedness represented by the obligations of JSCE or CCA to repurchase shares, or cancel or repurchase options to purchase shares, of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock held by employees of JSC, JSCE or any of its Restricted Subsidiaries (or, in the case of the 1993 Senior Note Indenture, employees of JSCE and its Restricted Subsidiaries) as set forth in the agreements under which such employees purchase or hold shares of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock, as such agreements may be amended; provided that such Indebtedness is subordinated to the notes and JSCE's Guarantee thereof, as the case may be, and that no payment of principal of such Indebtedness may be made while any notes are outstanding.

       In the case of the Series A Senior Note Indenture and the Series B Senior Note Indenture, notwithstanding any other provision of this "Limitation on Indebtedness" covenant:

(1) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies;

(2) Indebtedness Incurred pursuant to the 1994 Credit Agreement on the Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of JSC Common Stock pursuant to clause (2) of the definition of "Recapitalization Plan" and the application of any proceeds thereof), shall be treated as Incurred immediately after the Closing Date pursuant to clause (1)(a) or
       (1)(c), as the case may be, of the second paragraph of this "Limitation on Indebtedness" covenant;

(2) for purposes of calculating the amount of Indebtedness outstanding at any time under clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date, including the notes, shall be considered to be outstanding; and

(4) neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the notes or JSCE's Guarantee of the notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause (4) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of:

       (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness;

       (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness; or

       (c)     different maturities or prepayment provisions.

       In the case of the 1993 Senior Note Indenture, notwithstanding any other provision of this "Limitation on Indebtedness" convenant,

(1) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" convenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies;

(2) Indebtedness Incurred pursuant to the 1994 Credit Agreement, or represented by the New Senior Notes, on the Recapitalization Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of Common Stock of JSC pursuant to clause (2) of the definition of "Recapitalization Plan" and the application of any proceeds thereof) shall be treated as Incurred immediately after the Recapitalization Closing Date pursuant to clause (1)(a) of the second paragraph of this "Limitation on Indebtedness" covenant;

(3) for purposes of calculating the amount of Indebtedness outstanding at any time under clauses (1)(b) and (1)(d) of the second paragraph of this "Limitation on Indebtedness" covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date shall be considered to be outstanding and (iv) neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to JSCE Guarantee of the 1993 Senior Notes or the New Senior Notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause;

(4) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of:

       (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness;

       (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness; or

       (c)     different maturities or prepayment provisions.

       For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

(1) Indebtedness resulting from security interests granted with respect to Indebtedness of JSCE or any Restricted Subsidiary otherwise included in the determination of such particular amount, and Guarantees (and security interests in respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included;

(2) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph or clause (1) of the second paragraph of the "Limitation on Liens" covenant shall not be treated as Indebtedness; and

(3) Indebtedness permitted under this "Limitation of Indebtedness" covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this covenant permitting such Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, JSCE, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (y) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. (Section 3.03)

LIMITATION ON RESTRICTED PAYMENTS

       So long as any of the notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of JSC, a JSC Parent, JSCE or CCA (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other voluntary acquisition or retirement for value of:

       (a)     Indebtedness of JSC or a JSC Parent;

       (b) Indebtedness of CCA that is subordinated in right of payment to the notes (other than the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures); or

       (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes (other than the Guarantees of JSCE with respect to the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures); or

(4) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (a) a Default or Event of Default shall have occurred and be continuing;

       (b) JSCE could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

       (c) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of:

               (i) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of JSCE (determined by excluding income resulting from the transfers of assets received by JSCE or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the month immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date; plus

               (ii) the aggregate net proceeds (including the fair market value of noncash proceeds as determined in good faith by the Board of Directors of JSCE) received by JSCE or CCA from the issuance and sale permitted by the Indenture of the Capital Stock of JSCE or CCA (other than Redeemable Stock) to a Person who is not a Restricted Subsidiary of JSCE or an Unrestricted Subsidiary of JSCE, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of JSCE or CCA subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of JSCE or CCA (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus all amounts contributed to the capital of JSCE by JSC; plus

               (iii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries (other than such Investments made pursuant to clause (5) of the second paragraph of this "Limitation on Restricted Payments" covenant) resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to JSCE or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by JSCE or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

               (iv)   $25 million.

       The foregoing provision shall not take into account, and shall not be violated by reason of:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of:

       (a)     Indebtedness of JSC or a JSC Parent;

       (b) Indebtedness of CCA that is subordinated in right of payment to the notes; or

       (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) or (4) of the second paragraph of the "Limitation on Indebtedness" covenant;

(3) the payment of dividends on the Capital Stock of JSCE or CCA, following any initial public offering of Capital Stock of JSC provided for in the Recapitalization Plan, of up to 6% per annum of the net proceeds received by JSCE or CCA, as the case may be, from JSC out of the proceeds of:

       (a)     such public offering; and

       (b) the SIBV Investment (and, in the case of the 1993 Senior Note Indenture;

       (c) any other sale of Capital Stock of JSC, JSCE or CCA which is substantially concurrent with the public offering referred to in
               (a)) (net of underwriting discounts and commissions, if any, but without deducting other fees or expenses therefrom);

(4) the repurchase, redemption or other acquisition of Capital Stock of JSC, a JSC Parent, JSCE or CCA in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of JSC, a JSC Parent, JSCE or CCA;

(5) the making of Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $25 million in each fiscal year of JSCE;

(6)    the acquisition of:

       (a)     Indebtedness of JSC or a JSC Parent;

       (b) Indebtedness of CCA which is subordinated in right of payment to the notes; or

       (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of JSC, a JSC Parent, JSCE or CCA (other than Redeemable Stock);

(7) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of JSCE or CCA;

(8)    payments to JSC:

       (a) in an aggregate amount not to exceed $2 million per annum to cover the reasonable expenses of JSC incurred in the ordinary course of business; and

       (b) in an amount not to exceed the amount believed in good faith by the Board of Directors of JSCE or CCA, as the case may be, to be necessary or advisable for the payment of any liability of JSC, JSCE and CCA in connection with federal, state, local or foreign taxes;

(9) payments to JSC or any Restricted Subsidiary of JSCE in respect of Indebtedness of JSCE or any Restricted Subsidiary of JSCE owed to JSCE or another Restricted Subsidiary of JSCE;

(10) distributions and payments required to be made pursuant to the Times Mirror Agreement or distributions or payments to JSC, to enable JSC to satisfy its payment obligations under the Times Mirror Agreement;

(11) payments to Persons who are no longer Employees (as defined in the 1992 Stock Option Plan) or the beneficiaries or estates of such Persons, as a result of the purchase by JSC of options issued pursuant to the 1992 Stock Option Plan (or Common Stock issued upon the exercise of such options) held by such Persons in accordance with the 1992 Stock Option Plan; provided that such payments do not exceed $4 million in any fiscal year; or payments or distributions to JSC to enable JSC to make any such payments; or

(12) the payment of pro rata dividends to holders of Capital Stock of Smurfit Newsprint; provided that, in the case of clauses (2) through (7), (11) and (12), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. In connection with any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any security which is not Capital Stock but which is convertible into or exchangeable for Capital Stock (including options, warrants or other rights to purchase Capital Stock), such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be deemed covered by clause (3) and not by clause (2) of the first paragraph of this "Limitation on Restricted Payments" covenant if the Board of Directors of JSCE makes a good faith determination that the value of the underlying Capital Stock, less any consideration payable by the holder of such security in connection with such conversion or exchange, is less than the value of the referenced security. Notwithstanding the foregoing, any amounts paid pursuant to clause (3) of this second paragraph of this "Limitation on Restricted Payments" covenant shall reduce the amount available for Restricted Payments under clause (4)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant.

       Notwithstanding the foregoing, in the event of an issuance of Capital Stock of CCA or JSCE (or JSC or a JSC Parent to the extent that the proceeds therefrom are contributed to CCA) and:

(1) the repurchase, redemption or other acquisition of Capital Stock out of the proceeds of such issuance as permitted by clause (4) above; or

(2) the acquisition of Indebtedness that is subordinated in right of payment to the notes, as permitted by clause (6) above, then, in calculating whether the conditions of clause (c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, both the proceeds of such issuance and the application of such proceeds shall be included under clause (c) of the first paragraph of this "Limitation on Restricted Payments" covenant. (Section 3.04)

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

       So long as any of the notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than CCA) to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by JSCE or any other Restricted Subsidiary;

(2)    pay any Indebtedness owed to JSCE or any other Restricted Subsidiary;

(3)    make loans or advances to JSCE or any other Restricted Subsidiary; or

(4) transfer, subject to certain exceptions, any of its property or assets to JSCE or any other Restricted Subsidiary.

       The foregoing provision shall not restrict or prohibit any encumbrances or restrictions:

(1)    existing in any Credit Agreement;

(2) existing under the notes, the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any indenture or agreement related to any of the foregoing or any agreements in effect on the

       Closing Date or in any Indebtedness containing any such encumbrance or restriction that is permitted pursuant to clause (5) below or in any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(3) existing under any Receivables Program or any other agreement providing for the Incurrence of Indebtedness (or any exhibit, appendix or schedule to such agreement or other agreement executed as a condition to the execution of, funding under or pursuant to such agreement); provided that the encumbrances and restrictions in any such agreement are not materially less favorable taken as a whole to the Holders than those encumbrances and restrictions contained in any Credit Agreement as of the Closing Date (or the Recapitalization Closing Date);

(4)    existing under or by reason of applicable law;

(5) existing with respect to any Person or the property or assets of such Person acquired by JSCE or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(6) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

       (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

       (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of JSCE or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

       (c) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of JSCE or any Restricted Subsidiary in any manner material to JSCE and its Restricted Subsidiaries taken as a whole; or

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent JSCE or any Restricted Subsidiary from:

       (a) entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted in the "Limitation on Liens" covenant; or

       (b) restricting the sale or other disposition of property or assets of JSCE or any of its Subsidiaries that secure Indebtedness of JSCE or any of its Subsidiaries. (Section 3.05)

LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF JSCE AND RESTRICTED SUBSIDIARIES

       Under the terms of the Indentures, JSCE will not and will not permit any Restricted Subsidiary (other than CCA), directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to JSCE or another Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

(2) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture;

(3) if the Net Cash Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to the "Limitation on Asset Sales" covenant or if such issuance or sale does not constitute an "Asset Sale;"

(4) issuances or sales to foreign nationals of shares of the Capital Stock of Foreign Subsidiaries, to the extent mandated by applicable foreign law; or

(5)    issuances or sales of Capital Stock by JSCE to JSC. (Section 3.06)

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

       Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary of JSCE to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of JSC or with any Affiliate of JSCE, except upon fair and reasonable terms no less favorable to JSCE or such Restricted Subsidiary of JSCE than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

       The foregoing limitation does not limit, and shall not apply to:

(1)    transactions:

       (a) approved by a majority of the disinterested members of the Board of Directors; or

       (b) for which JSCE or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to JSCE or such Restricted Subsidiary from a financial point of view;

(2) any transaction among JSCE and any Restricted Subsidiaries or among Restricted Subsidiaries;

(3) the payment of reasonable and customary regular fees to directors of JSCE or any Restricted Subsidiary who are not employees of JSCE or any Restricted Subsidiary;

(4) any payments or other transactions pursuant to any tax-sharing agreement between JSCE, CCA and JSC or any other Person with which JSCE is required or permitted to file a consolidated tax return or with which JSCE is or could be part of a consolidated group for tax purposes;

(5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

(6) the provisions of management, financial and operational services by JSCE and its Subsidiaries to Affiliates of JSCE in which JSCE or its Subsidiaries have Investments and the payment of compensation for such services; provided, that the Board of Directors of JSCE has determined that the provision of such services is in the best interests of JSCE and its Subsidiaries;

(7)    any transaction required by the Times Mirror Agreement; or

(8) any transaction contemplated by the terms of the Recapitalization Plan. (Section 3.07)

LIMITATION ON LIENS

       Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such Lien affects such Principal Property, shares of Capital Stock or Indebtedness unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus, the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the "Limitation on Sale-Leaseback Transactions" covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

       The foregoing limitation does not apply to, and any computation of secured Indebtedness under such limitation shall exclude:

(1)    Liens securing obligations under:

       (a)     any Credit Agreement; and

       (b)     any Receivables Programs (and, in the case of the 1993 Senior
               Note Indenture;

       (c)     the Secured Notes for so long as they remain outstanding);

(2)    other Liens existing on the Closing Date;

(3) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof);

(4) Liens securing Indebtedness Incurred under clause (4) or (5) of the second paragraph of the "Limitation on Indebtedness" covenant;

(5) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses (1) through (4) above; provided that with respect to clauses (2) and (3) the amount of Indebtedness secured by such Lien is not increased thereby; and provided further that the extension, renewal or refinancing of Indebtedness of JSCE may not be secured by Liens on assets of any Restricted Subsidiary (other than CCA) other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary;

(6) Liens with respect to Acquired Indebtedness permitted under clause (7) of the second paragraph of the "Limitation on Indebtedness" covenant and permitted refinancings thereof; provided that such Liens do not extend to or cover any property or assets of JSCE or any Subsidiary of JSCE other than the property or assets of the Subsidiary acquired;

(7) Liens securing the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures or the other notes, in each case to the extent required to be incurred pursuant to the terms of the indentures governing such Indebtedness; or

(8)    Permitted Liens. (Section 3.08)

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

       Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured by Liens on Principal Properties (excluding secured Indebtedness that is excluded as described in the "Limitation on Liens" covenant), does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

       The foregoing restriction does not apply to, and any computation of Attributable Indebtedness under such limitation shall exclude, any sale-leaseback transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of three years;

(2) the sale or transfer of the Principal Property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of construction thereof;

(3) the lease secures or relates to industrial revenue or pollution control bonds;

(4) the transaction is between JSCE and any Restricted Subsidiary or between Restricted Subsidiaries; or

(5) JSCE or such Restricted Subsidiary, within 12 months after the sale of any Principal Property is completed, applies an amount not less than the net proceeds received from such sale to the retirement of unsubordinated Indebtedness, to Indebtedness of a Restricted Subsidiary (other than
       CCA) or to the purchase of other property that will constitute Principal Property or improvements thereto. (Section 3.09)

LIMITATION ON ASSET SALES

       Under the terms of the Indentures, in the event and to the extent that the Net Cash Proceeds received by JSC, JSCE or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by JSC, JSCE or any Restricted Subsidiary to JSCE or another Restricted Subsidiary) exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of JSCE has been prepared), then JSCE shall or shall cause the relevant Restricted Subsidiary to:

(1) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of JSCE and its Subsidiaries has been prepared);

       (a) apply an amount equal to such excess Net Cash Proceeds to repay unsubordinated Indebtedness of CCA or JSCE, make a dividend or distribution to JSCE for application by JSCE to repay unsubordinated Indebtedness of JSCE, or repay Indebtedness of any Restricted Subsidiary of JSCE, in each case owing to a Person other than JSCE or any of its Restricted Subsidiaries; or

       (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or which will be used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, JSCE and its Restricted Subsidiaries existing on the date of such Investment (as determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution); and

(2) apply (no later than the end of such 12-month period or 24-month period, as the case may be, referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause (a) or
       (b) of the preceding paragraph and neither applied nor committed to be applied as set forth above by the end of such period shall constitute "Excess Proceeds."

       If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, CCA must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders of the notes on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of such notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

       Notwithstanding the foregoing:

(1) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this "Limitation on Asset Sales" covenant but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States of America (under the Indenture JSCE will agree to promptly take or cause the relevant Restricted Subsidiary to promptly take all reasonable actions required by the applicable local law and within JSCE's control to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this "Limitation on Asset Sales" covenant as if such Asset Sale had occurred on the date of repatriation; and

(2) to the extent that the Board of Directors of JSCE has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax or other consequence to JSCE, the Net Cash Proceeds so affected may be retained outside the United States of America for so long as such adverse tax or other consequence would continue.

       CCA shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating:

(1) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

(3)    that any Senior Note not tendered will continue to accrue interest;

(4) that, unless CCA defaults in the payment of the Excess Proceeds Payment, any Senior Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date;

(5) that Holders electing to have a Senior Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Senior Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

       On the Excess Proceeds Payment Date, CCA shall:

(1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to the Excess Proceeds Offer;

(2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

(3) deliver, or cause to be delivered, to the relevant Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each notes purchased and each new notes issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

       CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by CCA under this "Limitation on Asset Sales" covenant and CCA is required to repurchase notes as described above and CCA may modify any of the foregoing provisions of this "Limitation on Asset Sales" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.10)


REPURCHASE OF NOTES UPON CHANGE OF CONTROL

(1) In the event of a Change of Control, each Holder shall have the right to require the repurchase of its notes by CCA in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the "Change of Control Payment"). Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, CCA covenants to:

       (a)     (i)    repay in full all unsubordinated Indebtedness of CCA or
                      make a dividend or distribution to JSCE for application by JSCE to repay in full all unsubordinated Indebtedness of JSCE; or

               (ii) offer to repay in full all such unsubordinated Indebtedness of either JSCE or CCA and to repay such unsubordinated Indebtedness of each holder of such unsubordinated Indebtedness who has accepted such offer; or

       (b) obtain the requisite consents, if any, under the instruments governing any such unsubordinated Indebtedness of JSCE or CCA to permit the repurchase of the notes as provided for in the succeeding paragraph. CCA shall first comply with the covenant in the preceding sentence before it shall be required to repurchase notes pursuant to this "Repurchase of Notes upon Change of Control" covenant.

(2) Within 30 days of the Change of Control, CCA shall mail a notice to the Trustee and each Holder stating:

       (a) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon Change of Control" covenant and that all notes validly tendered will be accepted for payment;

       (b) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

       (c)     that any notes not tendered will continue to accrue interest;

       (d) that, unless CCA defaults in the payment of the Change of Control Payment, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

       (e) that Holders electing to have any notes or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such notes, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;

       (f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

       (g) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

 (3)    On the Change of Control Payment Date, CCA shall:

       (a) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

       (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

       (c) deliver, or cause to be delivered, to the Trustee, all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail, to the Holders of notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new notes equal in principal amount to any unpurchased portion of the notes surrendered; provided that each notes purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon Change of Control" covenant, the Trustee shall act as Paying Agent;

        (d) CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs under this "Repurchase of Notes upon Change of Control" covenant and CCA is required to repurchase notes as described above and CCA may modify any of the foregoing provisions of this "Repurchase of Notes upon Change of Control" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.18)

       If CCA is unable to repay all of its unsubordinated Indebtedness and is also unable to obtain the consents of its unsubordinated creditors (and/or of the holders of other Indebtedness, if any, of CCA or JSCE outstanding at the time of a Change of Control whose consent would be so required) to permit the repurchase of notes either pursuant to clause (1)(b) or clause (2) of the foregoing covenant, then CCA will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to CCA by the Trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding. See " -- Events of Default." In addition, the failure by CCA to repurchase notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements. JSCE has guaranteed all payments due on the notes, including those due by reason of the acceleration thereof following the occurrence of an Event of Default. This obligation of JSCE is not subject to any waiting period or notice requirement once such an acceleration has occurred; as discussed above, however, in certain circumstances there are notice and waiting period requirements that must be satisfied before CCA's breach of the above covenant constitutes an Event of Default.

       There can be no assurances that CCA (or JSCE) will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant and similar provisions contained in the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any Credit Agreement and the Secured Notes (as well as in any other indebtedness which might be outstanding at the time). Although there is some variation in the definition of "Change of Control" among such different classes of debt, there is substantial overlap. In any event, the above covenant requiring CCA to repurchase the notes will, unless the consents referred to above are obtained, require CCA and JSCE to offer to repay or repay all indebtedness outstanding under any Credit Agreement and the Secured Notes, and any other indebtedness then outstanding which by its terms prohibits such repurchases of the notes, either prior to or concurrently with such repurchases.

EVENTS OF DEFAULT

       The following events are defined as "Events of Default" in the
Indenture:

(1) CCA defaults in the payment of principal of (or premium, if any, on) any notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) CCA defaults in the payment of interest on any notes when the same becomes due and payable, and such default continues for a period of 30 days;

(3) JSCE or CCA defaults in the performance of or breaches any other covenant or agreement of JSCE or CCA in the Indenture or under the notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes then outstanding taken together as one class or, in the case of any such default or breach under only one Indenture, 25% or more in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, or, in the case of the 1993 Senior Notes, written notice by the Trustee or Holders of 25% or more in the aggregate principal amount of the 1993 Senior Notes;

(4) there occurs with respect to any issue or issues of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries having an outstanding principal amount of $50 million or more individually or $100 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration;

(5) any final judgment or order (not covered by insurance) for the payment of money in excess of $50 million individually or $100 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against JSCE, CCA or any of their Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $50 million individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $100 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(6) a court having jurisdiction in the premises enters a decree or order for:

       (a) relief in respect of JSCE, CCA or any of their Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

       (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries; or

       (c) the winding up or liquidation of the affairs of JSCE, CCA or any of their Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(7)    JSCE, CCA or any of their Significant Subsidiaries:

       (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

       (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries; or

       (c)     effects any general assignment for the benefit of creditors;

(8) JSCE, CCA and/or one or more of their Significant Subsidiaries fails to make:

       (a) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $50 million or more; or

       (b) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $100 million or more and, in the case of clause (a), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause
               (b), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes the amount described in clause (b) to exceed $100 million; or

(9) the non-payment of any two or more items of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries that would constitute at the time of such nonpayments, but for the individual amounts of such Indebtedness, an Event of Default under clause (4) or clause (8) above, or both, and which items of Indebtedness aggregate $100 million or more. (Section 5.01)

       If an Event of Default (other than an Event of Default specified in clause (6) or (7) above that occurs with respect to JSCE or CCA) occurs and is continuing under both the Series A Senior Note Indenture and the Series B Senior
Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Series A Senior Notes and Series B Senior Notes then outstanding taken together as one class or, in the case of any such Event of Default which occurs and is continuing under only one Indenture, 25% in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders) (or, in the case of the 1993 Senior Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the 1993 Senior Notes, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders)) (the "Acceleration Notice"), may, and the Trustee at the request of the Holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the Senior Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (4), (8) or (9) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (4), (8) or (9) shall be remedied, cured by JSCE or CCA or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (6) or (7) above occurs with respect to JSCE or CCA, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class (or, in the case of any default under the respective Indenture relating to the Series A Senior Notes or the Series B Senior Notes, then a majority in principal amount of the outstanding Series A Senior Notes or Series B Senior Notes, as the case may be) (or, in the case of the 1993
Senior Note Indenture, the Holders of at least a majority in aggregate principal amount of the 1993 Senior Notes then outstanding), by written notice to JSCE, CCA and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 5.02) For information as to the waiver of defaults, see " -- Modification and Waiver."

       As a result of the foregoing voting provisions relating to Events of Default under the Series B Senior Note Indenture, Holders of Series B Senior Notes even if acting unanimously may not be able to

(1) declare a default under the Series B Senior Note Indenture following a default in the performance of or any breach of covenants or agreements of JSCE or CCA as set forth in clause (3) above; or

(2) request acceleration of the principal of, premium, if any, and accrued interest on, the Series B Senior Notes if an Event of Default occurs.

       The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction. (Section 5.05) A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. (Section 5.06).

       However, such limitations do not apply to the right of any Holder of a Senior Note to receive payment of the principal of, premium, if any, or interest on, such Senior Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes which right shall not be impaired or affected without the consent of the Holder. (Section 5.07) For purposes of the foregoing paragraph, actions that may be taken by Holders of at least a majority or 25% in aggregate principal amount of the outstanding notes may only be taken by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes taken together as one class or, in the case of any remedy which relates solely to one Indenture or one class of notes, by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes as the case may be. (Sections 5.04, 5.05 and 5.06)

       The Indentures require certain officers of JSCE and CCA to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of JSCE and CCA and their Subsidiaries and JSCE's and CCA's and their Subsidiaries' performance under the Indenture and that JSCE and CCA have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. JSCE and CCA will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 3.15)

CONSOLIDATION, MERGER AND SALE OF ASSETS

       Neither JSCE nor CCA shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE with a positive net worth; provided that, in connection with any merger of JSCE or CCA with a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, no consideration (other than common stock in the surviving Person, JSCE or CCA) shall be issued or distributed to the stockholders of JSCE) unless:

(1) JSCE or CCA shall be the continuing Person, or the Person (if other than JSCE or CCA) formed by such consolidation or into which JSCE or CCA is merged or that acquired or leased such property and assets of JSCE or CCA shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of JSCE or CCA, as the case may be, on all of the notes and under the Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the continuing Person continuing as, or becoming the successor, obligor on the notes or the Guarantee is at least 1:1, or, if less, equal to the Interest Coverage Ratio of JSCE or CCA, as the case may be, immediately prior to such transaction; provided that, if the Interest Coverage Ratio of JSCE or CCA, as the case may be, before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the continuing Person becoming the successor obligor of the notes shall be at least equal to the lesser of:

       (a) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of JSCE or CCA, as the case may be, prior to such transaction; and

       (b)     the ratio set forth in column (C) below:


                          (A)                     (B)               (C)
------------------------------------------------------------------------------
1.11:1 to 1.99:1..................................90%               1.5:1
2.00:1 to 2.99:1..................................80%               2.1:1
3.00:1 to 3.99:1..................................70%               2.4:1
4.00:1 or more....................................60%               2.5:1


       and provided further that, if the pro forma Interest Coverage Ratio of JSCE, CCA or any Person becoming the successor obligor of the notes, as the case may be, is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (3);

(4) immediately after giving effect to such transaction on a pro forma basis, JSCE, CCA or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of JSCE or CCA, as the case may be, immediately prior to such transaction; and

(5) JSCE or CCA, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with (in no event, however, shall such Opinion of Counsel cover financial ratios, the solvency of any Person or any other financial or statistical data or information); provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of JSCE or CCA, as the case may be, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of JSCE or CCA, as the case may be; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

       JSCE shall be released from all of its obligations under its Guarantee of the notes and the Indenture if the purchaser of Capital Stock of CCA having a majority of the voting rights thereunder, or the parent of CCA (other than JSCE) following a consolidation or merger of CCA, satisfies the requirements of clauses (3) and (4) of the preceding sentence with respect to JSCE.

       Notwithstanding the foregoing, nothing in clause (2), (3), (4) or (5) above shall prevent the occurrence of:

(1) a merger or consolidation of JSCE and CCA, or either of their respective successors;

(2)    the sale of all or substantially all of the assets of CCA to JSCE;

(3)    the sale of all or substantially all of the assets of JSCE to CCA or
       (iv) the assumption by JSCE of the Indebtedness represented by the notes. (Section 4.01)

       In the event:


(1)    JSCE merges into CCA; and

(2) in connection therewith a direct or indirect Wholly Owned Subsidiary of JSC ("Interco"), of which CCA is at such time a direct or indirect Wholly Owned Subsidiary, (x) guarantees the obligations of CCA on the notes on the same terms and to the same extent as JSCE had guaranteed such obligations prior to the aforesaid merger, and (y) assumes all obligations of JSCE set forth in the Indenture (without giving effect to the effect of the aforesaid merger on such obligations) (collectively, the "Substitution Transaction");

then, notwithstanding anything to the contrary in the Indenture, upon delivery of an Officers' Certificate to the effect that the foregoing has occurred and the execution and delivery by CCA and Interco of a supplemental indenture evidencing such merger and guarantee and assumption, and without regard to the requirements set forth in clauses (1) through (5) of the first paragraph under "Consolidation, Merger and Sale of Assets":

(1) all references in the Indenture to "CCA" shall continue to refer to CCA, as the survivor in such merger;

(2) all references to "JSCE" and to "JSCE's guarantee" shall refer to Interco and to Interco's guarantee contemplated by clause (2) above, respectively; and

(3) no breach or default under the Indenture shall be deemed to have occurred solely by reason of the Substitution Transaction. (Section 4.03)

DEFEASANCE

       DEFEASANCE AND DISCHARGE. The Indentures provide that JSCE and CCA will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes or JSCE's Guarantee of the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) CCA has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes;

(2)    JSCE or CCA has delivered to the Trustee:

       (a) either an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of CCA's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

       (b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15.6-A of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which JSCE or CCA is a party or by which JSCE or CCA is bound; and

(4) if at such time the notes are listed on a national securities exchange, CCA has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge. (Section 7.02)

       DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indentures further provide that the provisions of the Indentures will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (3) under "Events of Default with respect to such covenants and clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," and clauses (4), (5), (8) and (9) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (2)(b), (3), and (4) of the preceding paragraph and the delivery by CCA to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 7.03)

       Defeasance and Certain Other Events of Default. In the event CCA exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, CCA will remain liable for such payments and JSCE's Guarantee with respect to such payments will remain in effect.

       The 1998 Credit Agreement contains a covenant prohibiting defeasance of the notes.

MODIFICATION AND WAIVER

       Modifications and amendments of the Indentures may be made by JSCE, CCA and the Trustee with (x) in the case of the 1993 Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 1993 Senior Notes, and (y) in the case of the Series A Senior Notes and the Series B Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class or, in the case of any such modification or amendment which affects only one class of notes, a majority in aggregate principal amount of the outstanding Series A Senior Notes or Series B Senior Notes, as the case may be, provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Senior Note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Senior Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Senior Note;

(5) reduce the above-stated percentage of outstanding notes, the consent of whose Holders is necessary to modify or amend the Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) reduce the percentage of aggregate principal amount of outstanding notes, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (or, in the case of the Series A and Series B Senior Notes;

(8) release JSCE from its Guarantee of the notes). The provisions requiring the consent or approval of specified percentages of Holders of either class of the Series A and Series B Senior Notes or both classes of the Series A and Series B Senior Notes jointly cannot be modified or amended without the consent of a majority in aggregate principal amount of the Holders of such class of the Series A and Series B Senior Notes or such two classes of the Series A and Series B Senior Notes jointly, as the case may be. (Section 8.02)

       To the extent that modifications and amendments of the Indenture may be made with the consent of a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class, modifications and amendments of the Series B Senior Note Indenture could be made without the consent of any Holder of Series B Senior Notes.

       The 1998 Credit Agreement contains a covenant prohibiting JSCE or CCA from consenting to any modification of the Indenture or waiver of any provision thereof without the consent of a specified percentage of the lenders under the 1998 Credit Agreement.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

       The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of JSCE or CCA in the Indentures, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of JSCE or CCA or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. (Section 9.09)

CONCERNING THE TRUSTEE

       The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in each such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 6.01)

       The Indentures and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of CCA or JSCE, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                            MARKET-MAKING ACTIVITIES

       Morgan Stanley Dean Witter will use this prospectus in connection with sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or agent in such transactions. Morgan Stanley Dean Witter has no obligation to make a market for the notes and may discontinue or suspend its market-making activities at any time without notice.

       Morgan Stanley acted as underwriter in connection with the original offerings of the notes and received an underwriting discount of $23 million in connection therewith.

       As of December 31, 1998, affiliates of Morgan Stanley Dean Witter owned approximately 7.4% of the outstanding shares of common stock of SSCC. Alan
E. Goldberg is a director of SSCC and is a designee of an affiliate of Morgan Stanley Dean Witter. See "Risk Factors - Significant Stockholders" and JSCE's Annual Report on Form 10-K for further information regarding Mr. Goldberg and the equity ownership of the affiliates of Morgan Stanley Dean Witter.


                                LEGAL MATTERS

       The validity of the notes and the guarantees thereof have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                   EXPERTS

       The consolidated financial statements of JSCE at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and the registration statements of which this prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon which such report given upon the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements of JSCE, appearing in its Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference into this prospectus and the registration statements of which this prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS

Index to Financial Statements:                                         Page No.
   Report of Independent Auditors...........................................F-2
   Consolidated Balance Sheets - December 31, 1998 and 1997.................F-3
   For the years ended December 31, 1998, 1997 and 1996:
       Consolidated Statements of Operations................................F-4
       Consolidated Statements of Stockholder's Equity (Deficit)............F-5
       Consolidated Statements of Cash Flows................................F-6
       Notes to Consolidated Financial Statements...........................F-7

All other schedules specified under Regulation S-X for JSCE, Inc. have been omitted because they are not applicable, because they are not required or because the information required is included in the financial statements or notes thereto.

                           REPORT OF INDEPENDENT AUDITORS



Board of Directors
JSCE, Inc.



We have audited the accompanying consolidated balance sheets of JSCE, Inc.
as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in Item 16(b) of the Registration Statement. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JSCE, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, in 1998 the Company changed its method of accounting for start-up costs.



                                                            /s/Ernst & Young LLP



St. Louis, Missouri
February 11, 1999,
except for Note 11, as to which the date is March 23, 1999

                                  JSCE, INC.
                         CONSOLIDATED BALANCE SHEETS



December 31, (IN MILLIONS, EXCEPT SHARE DATA)                             1998      1997
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
ASSETS
Current assets
     Cash and cash equivalents......................................     $    18  $    12
     Receivables, less allowances of $9 in 1998 and $10 in 1997.....         294      302
     Inventories
       Work-in-process and finished goods...........................         104       89
       Materials and supplies.......................................         124      151
                                                                         -----------------
                                                                             228      240
     Refundable income taxes........................................          22        6
     Deferred income taxes..........................................         122       32
     Prepaid expenses and other current assets......................          10       10
                                                                         -----------------
       Total current assets.........................................         694      602
Net property, plant and equipment...................................       1,499    1,523
Timberland, less timber depletion...................................         261      265
Goodwill, less accumulated
     amortization of $65 in 1998 and $58 in 1997....................         226      237
Notes receivable from SSCC..........................................         342
Other assets........................................................         152      144
                                                                         -----------------
                                                                         $ 3,174  $ 2,771
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities.................................................
     Current maturities of long-term debt...........................     $    44  $    15
     Accounts payable...............................................         276      334
     Accrued compensation and payroll taxes.........................          75       88
     Interest payable...............................................          28       25
     Other current liabilities......................................         126       69
                                                                         ------------------
       Total current liabilities....................................         549      531
     Long-term debt, less current maturities........................       2,526    2,025
     Other long-term liabilities....................................         278      227
     Deferred income taxes..........................................         359      362
     Stockholder's equity (deficit)
       Common stock, par, value $.01 per share;
           1,000 shares authorized and outstanding
     Additional paid-in capital.....................................       1,102    1,102
     Retained earnings (deficit)....................................      (1,636)  (1,476)
     Accumulated other comprehensive income (loss)                            (4)
                                                                         -----------------
       Total stockholder's equity (deficit).........................        (538)   (374)
                                                                         -----------------
                                                                         $ 3,174  $ 2,771
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
See notes to consolidated financial statements


                                   JSCE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


Year Ended December 31, (IN MILLIONS)                                              1998           1997         1996
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Net sales...............................................................      $   3,022       $  2,936      $   3,087
Costs and expenses
     Cost of goods sold.................................................          2,524          2,514          2,500
     Selling and administrative expenses................................            290            247            255
     Restructuring charge...............................................            257
                                                                              ------------------------------------------
       Income (loss) from operations....................................            (49)           175            332
Other income (expense)
     Interest expense, net..............................................           (196)          (196)          (198)
     Other, net.........................................................             (5)            (2)            (3)
                                                                              ------------------------------------------
     Income (loss) from continuing operations before income taxes,
       extraordinary item and cumulative effect of accounting change....           (250)           (23)           131
Benefit from (provision for) income taxes...............................             96              3            (52)
                                                                              ------------------------------------------
     Income (loss) from continuing operations before extraordinary item and
       cumulative effect of accounting change...........................           (154)           (20)            79
Discontinued operations
     Income from discontinued operations, net of income taxes $6 in 1988,
       $14 in 1997 and $25 in 1996......................................             10             21             38
                                                                              ------------------------------------------
        Income (loss) before extraordinary item and cumulative effect of
          accounting change,............................................           (144)             1            117
Extraordinary item
     Loss from early extinguishment of debt, net of income tax benefit of
       $9 in 1998 and $3 in 1996........................................            (13)                           (5)
Cumulative effect of accounting change
     Start-up costs, net of income tax benefit of $2....................             (3)
                                                                              ------------------------------------------
     Net income (loss)..................................................      $    (160)       $     1      $     112
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                                   JSCE, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

(IN MILLIONS, EXCEPT SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                             Common Stock
                                             ---------------------
                                                                                                Accumulated
                                                           Par      Additional    Retained         Other
                                              Number      Value,     Paid-In      Earnings     Comprehensive
                                             of Shares     $.01      Capital      (Deficit)     Income (Loss)      Total
                                             ------------------------------------------------------------------------------
                                               1,000    $          $   1,102    $ (1,589)     $                 $  (487)
Comprehensive income
     Net income..........................                                            112                            112
     Other comprehensive income, net of tax
                                             ------------------------------------------------------------------------------
       Comprehensive income..............                                            112                            112
                                             ------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                   1,000                   1,102      (1,477)                          (375)

Comprehensive Income
     Net income..........................                                              1                              1
     Other comprehensive income, net of tax
                                             ------------------------------------------------------------------------------
       Comprehensive income                                                            1                              1
                                             ------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                   1,000                   1,102      (1,476)                          (374)

Comprehensive income (loss)
     Net loss............................                                           (160)                          (160)
     Other comprehensive income
       (loss), net of tax................
       Minimum pension liability
         adjustment......................                                                               (4)          (4)
                                             ------------------------------------------------------------------------------
           Comprehensive income (loss)...                                           (160)               (4)        (164)
                                             ------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998.............      1,000    $          $   1,102    $ (1,636)     $         (4)     $  (538)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements


                                   JSCE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, (IN MILLIONS)                                              1998           1997         1996
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................................     $      (160)    $        1    $     112
Adjustments to reconcile net income (loss) to net cash provided by operating activities
       Extraordinary loss from early extinguishment of debt..............              22                           8
       Cumulative effect of accounting change for start-up costs.........               5
       Depreciation, depletion and amortization..........................             134            127          125
       Amortization of deferred debt issuance costs......................               8             11           13
       Deferred income taxes.............................................             (92)            13           34
       Non-cash employee benefit expense.................................               5              4           17
       Non-cash restructuring charge.....................................             179
       Change in current assets and liabilities, net of effects from acquisition
         Receivables.....................................................               8            (24)          60
         Inventories.....................................................               3            (32)          17
         Prepaid expenses and other current assets.......................              (1)             3
         Accounts payable and accrued liabilities........................             (16)            (4)
         Interest payable................................................              (4)            (5)          (4)
         Income taxes....................................................             (16)            (6)           2
     Other, net..........................................................              42                          (4)
                                                                              ------------------------------------------
Net cash provided by operating activities................................             117             88          380
                                                                              ------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
     Property additions..................................................            (263)          (166)        (120)
     Timberland additions................................................              (2)           (16)          (9)
     Investments in affiliates and acquisitions..........................                             (9)
     Notes receivable from SSCC..........................................            (336)
     Construction funds held in escrow...................................                              9          (10)
     Proceeds from property and timberland disposals and sale of business               6              7            6
                                                                              ------------------------------------------
     Net cash used for investing activities..............................            (595)          (175)        (133)
                                                                              ------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
     Borrowings under bank credit facilities.............................           1,441                         250
     Net borrowings (repayments) under accounts receivable
       securitization program............................................              (1)            30          (38)
     Payments of long-term debt..........................................            (921)            (7)        (481)
     Other increases in long-term debt...................................                             64           13
     Deferred debt issuance costs........................................             (35)                         (6)
                                                                              ------------------------------------------
     Net cash provided by (used for) financing activities................             484             87         (262)
                                                                              ------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........................               6                         (15)
Cash and cash equivalents
     Beginning of year...................................................              12             12           27
                                                                              ------------------------------------------
     End of year.........................................................     $        18     $       12    $      12
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                   JSCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Tabular amounts in millions)


1.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: JSCE, Inc., hereafter referred to as the "Company," is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"), formerly known as Jefferson Smurfit Corporation ("JSC"). On November 18, 1998 a subsidiary of JSC was merged with Stone Container Corporation ("Stone"), an action hereafter referred to as the "Merger," and Stone became a subsidiary of SSCC. The Company owns 100% of the equity interest in JSC (U.S.) and is a guarantor of the senior unsecured indebtedness of JSC (U.S.). The Company has no operations other than its investment in JSC (U.S.). JSC (U.S.) has extensive operations throughout the United States.

The deficit in stockholder's equity is primarily due to SSCC's 1989 purchase of JSC (U.S.)'s common equity owned by Jefferson Smurfit Group plc ("JS Group") and the acquisition by JSC (U.S.) of its common equity owned by the Morgan Stanley Leveraged Equity Fund I, L.P., which were accounted for as purchases of treasury stock.

NATURE OF OPERATIONS: The Company's major operations are in paper products, recycled and renewable fiber resources, and consumer and specialty packaging. In February 1999, the Company announced its intention to divest its newsprint subsidiary, and accordingly, its newsprint segment is accounted for as a discontinued operation (See Note 8). The Company's paperboard mills procure virgin and recycled fiber and produce paperboard for conversion into corrugated containers, folding cartons and industrial packaging at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard and paperboard packaging, wholesale trade, retailing and agri-business. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Consumer packaging produces labels and flexible packaging for use in industrial, medical and consumer product applications. Customers and operations are principally located in the United States. Credit is extended to customers based on an evaluation of their financial condition.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $14 million and $9 million are pledged at December 31, 1998 and 1997 as collateral for obligations associated with the accounts receivable securitization program (See Note 4).

REVENUE RECOGNITION: Revenue is recognized at the time products are shipped to external customers.

INVENTORIES: Inventories are valued at the lower of cost or market, principally under the last-in, first-out ("LIFO") method except for $42 million in 1998 and $51 million in 1997 which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $47 million and $62 million at December 31, 1998 and 1997, respectively.

NET PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Estimated useful lives of papermill machines average 23 years, while major converting equipment and folding carton presses have estimated useful lives of 20 years.

TIMBERLAND, LESS TIMBER DEPLETION: Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

GOODWILL: The excess of cost over the fair value assigned to the net assets acquired is recorded as goodwill and is being amortized using the straight-line method over 40 years.

DEFERRED DEBT ISSUANCE COSTS: Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method.

LONG-LIVED ASSETS: In accordance with Statement of Financial accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," long-lived assets held and used by the Company and the related goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

INCOME TAXES: The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 6).

FINANCIAL INSTRUMENTS: The Company periodically enters into interest rate swap agreements that involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal amount. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid or received on the agreements are accrued and recognized as an adjustment to interest expense. If an arrangement is replaced by another instrument and no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. Gains and losses realized upon settlement of these agreements are deferred and amortized to interest expense over a period relevant to the agreement if the underlying hedged instrument remains outstanding, or immediately if the underlying hedged instrument is settled.

ENVIRONMENTAL MATTERS: The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain reclassifications of prior year presentations have been made to conform to the 1998 presentation.

START-UP COSTS: In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities," which requires that costs related to start-up activities be expensed as incurred. Prior to 1998, the Company capitalized certain costs to open new plants or to start new production processes. The Company adopted the provisions of the SOP in its financial statements as of the beginning of 1998. The Company recorded a charge for the cumulative effect of an accounting change of $3 million, net of taxes of $2 million, to expense costs that had been capitalized prior to 1998.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS: SOP 98-1, "Accounting for Computer Software Developed or Obtained for Internal Use" was issued in March 1998. SOP 98-1 is effective beginning on January 1, 1999 and requires that certain costs incurred after the date of adoption in connection with developing or obtaining software for internal-use must be capitalized. The Company does not anticipate that the adoption of SOP 98-1 will have a material effect on its 1999 financial statements.

In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. The Company has not assessed what the impact of SFAS No. 133 will be on the Company's future earnings or financial position.

2.   RESTRUCTURING

During the fourth quarter of 1998, in connection with SSCC's Merger with Stone, the Company recorded a pretax restructuring charge of $257 million related to the permanent shutdown of certain containerboard mill operations and related facilities, the termination of certain employees, and liabilities for lease commitments at the shutdown facilities. The containerboard mill facilities were permanently shut down on December 1, 1998 and, in the near future, the Company will abandon or sell these facilities. The assets at these facilities were adjusted to their estimated fair value less cost to sell based upon appraisals. The sales and operating income of these mill facilities in 1998 prior to closure were $209 million and $9 million respectively. The terminated employees included approximately 700 employees at these mills and 50 employees in the Company's corporate office. These employees were terminated in December 1998. The following are the components of the write-down of property, plant and equipment to fair value and exit liabilities along with related 1998 activity:


                                                          Opening                           Balance at
                                                          Balance        Activity       December 31, 1998
                                                          -------        --------       -----------------
Non-cash
--------
Write-down of property and equipment to fair value . .     $179          $(179)                  $

Cash
----
Severance. . . . . . . . . . . . . . . . . . . . . . .       27             (3)                   24
Lease commitments. . . . . . . . . . . . . . . . . . .       21             (1)                   20
Pension curtailments . . . . . . . . . . . . . . . . .        9              9
Facility closure costs . . . . . . . . . . . . . . . .       13             (3)                   10
Other. . . . . . . . . . . . . . . . . . . . . . . . .        8                                    8
                                                           ----          ------                  ---
                                                           $257          $(186)                  $71
                                                           ----          ------                  ---
                                                           ----          ------                  ---

Future cash outlays are anticipated to be $42 million in 1999, $6 million in 2000, $5 million in 2001, and $18 million thereafter. The Company is continuing to evaluate all areas of its business in connection with its merger integration, including the identification of corrugated container facilities that might be closed. Additional restructuring charges are expected in 1999 as management finalizes its plans.

In addition, the Company recorded $23 million of Merger-related charges as selling and administrative expenses during the fourth quarter of 1998. These charges pertained to professional management fees to achieve operating efficiencies from the Merger, fees for management personnel changes and other Merger costs.

3.     NET PROPERTY, PLANT AND EQUIPMENT

Net property, plant and equipment at December 31 consists of:

                                                            1998          1997
                                                         ---------
Land.....................................................   $ 61          $ 63
Buildings and leasehold improvements.....................    281           304
Machinery, fixtures and equipment........................  1,943         2,024
Construction in progress.................................     51            66
                                                          ------        -------
                                                           2,336         2,457
Less accumulated depreciation and amortization...........   (837)         (934)
                                                          ------        -------
Net property, plant and equipment........................ $1,499        $1,523
                                                          ------        -------
                                                          ------        -------

Depreciation and depletion expense was $127 million, $119 million and $117 million for 1998, 1997 and 1996, respectively. Property, plant and equipment include capitalized leases of $54 million and $45 million and related accumulated amortization of $23 million and $18 million at December 31, 1998 and 1997, respectively.

4.  LONG-TERM DEBT

Long-term debt as of December 31, is as follows:

                                                                                               1998           1997
                                                                                           -------------  ------------
BANK CREDIT FACILITIES
1998 Tranche A Term Loan (7.4% weighted average variable rate), payable in various              $  400        $
    installments through March 31, 2005.................................................
1998 Tranche B Term Loan (8.0% weighted average variable rate), payable in various                 900
    installments through March 31, 2006.................................................
1994 Term Loans (8.5% weighted average variable rate)...................................                         736
Revolving Credit Facility (7.8% weighted average variable rate), due March 31, 2005.....            85           120
ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM BORROWINGS
Accounts receivable securitization program borrowings (6.3% weighted average variable              209           210
    rate), due in February 2002.........................................................
SENIOR UNSECURED NOTES
11.25% Series A Senior Unsecured Notes, due May 1, 2004.................................           300           300
10.75% Series B Senior Unsecured Notes, due May 1, 2002.................................           100           100
9.75% Notes due April 1, 2003...........................................................           500           500
OTHER DEBT
Other (including obligations under capitalized leases of $37 million and $32 million)...            76            74
                                                                                                ------        ------
Total debt..............................................................................         2,570         2,040
Less current maturities.................................................................           (44)          (15)
                                                                                                ------        ------
Long-term debt..........................................................................        $2,526        $2,025
                                                                                                ------        ------
                                                                                                ------        ------

The amounts of total debt outstanding at December 31, 1998 maturing during the next five years are as follows:

                    1999 . . . . . . . . . .  $   44
                    2000 . . . . . . . . . .      69
                    2001 . . . . . . . . . .      67
                    2002 . . . . . . . . . .     376
                    2003 . . . . . . . . . .     568
                    Thereafter . . . . . . .  $1,446

BANK CREDIT FACILITIES

In March 1998, JSC (U.S.) entered into a bank credit facility (the "JSC (U.S.) 1998 Credit Agreement") consisting of a $550 million revolving credit facility ("Revolving Credit Facility") of which up to $150 million may consist of letters of credit, a $400 million Tranche A Term Loan and a $350 million Tranche B Term Loan. Net proceeds from the offering were used to repay the 1994 JSC (U.S.) Tranche A, Tranche B, Tranche C Term Loans and Revolving Credit Facility. The write-off of related deferred debt issuance costs, totaling $13 million (net of income tax benefits of $9 million), is reflected in the accompanying consolidated statement of operations as an extraordinary item.

On November 18, 1998, JSC (U.S.) and its bank group amended and restated the JSC (U.S.) 1998 Credit Agreement to, among other things, (i) allow an additional $550 million borrowing on the Tranche B Term Loan, (ii) allow the purchase of a paper machine from an affiliate (See Note 9), (iii) make a $300 million intercompany loan to SSCC, which was contributed to Stone as additional paid-in capital, (iv) permit the Merger, and (v) ease certain financial covenants.

A commitment fee of .5% per annum is assessed on the unused portion of the JSC (U.S.) Revolving Credit Facility. At December 31, 1998, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $422 million.

The JSC (U.S.) 1998 Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions,
(iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. The JSC (U.S.) 1998 Credit Agreement also requires prepayments if JSC (U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance, issuance of equity securities or incurrence of certain indebtedness.

The obligations under the JSC (U.S.) 1998 Credit Agreement are unconditionally guaranteed by SSCC, the Company and its subsidiaries and are secured by a security interest in substantially all of the assets of JSC (U.S.) and its material subsidiaries, with the exception of cash, cash equivalents and trade receivables. The JSC (U.S.) 1998 Credit Agreement is also secured by a pledge of all the capital stock of the Company and each of its material subsidiaries and by certain intercompany notes.

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM BORROWINGS

JSC (U.S.) has a $315 million accounts receivable securitization program (the "Securitization Program") which provides for the sale of certain of the Company's trade receivables to a wholly owned, bankruptcy remote, limited purpose subsidiary, Jefferson Smurfit Finance Corporation ("JS Finance").
The accounts receivable purchases are financed through the issuance of commercial paper or through borrowings under a revolving liquidity facility and a $15 million term loan. Under the Securitization Program, JS Finance has granted a security interest in all its assets, principally cash and cash equivalents and trade accounts receivable. The Company has $106 million available for additional borrowing at December 31, 1998, subject to eligible accounts receivable. Borrowings under the Securitization Program, which expire February 2002, have been classified as long-term debt because of the Company's intent to refinance this debt on a long-term basis and the availability of such financing under the terms of the program.

SENIOR UNSECURED NOTES

The 11.25% Series A Senior Unsecured Notes are redeemable in whole or in part at the option of JSC (U.S.), at any time on or after May 1, 1999 with premiums of 5.625% and 2.813% of the principal amount if redeemed during the 12-month periods commencing May 1, 1999 and 2000, respectively. The 10.75% Series B Senior Unsecured Notes and the 9.75% Senior Notes are not redeemable prior to maturity. Holders of the JSC (U.S.) Senior Notes have the right, subject to certain limitations, to require JSC (U.S.) to repurchase their securities at 101% of the principal amount plus accrued and unpaid interest, upon the occurrence of a change in control or in certain events, from proceeds of major asset sales, as defined.

The notes, which are unconditionally guaranteed on a senior basis by the Company, rank pari passu with the 1998 Credit Agreement and contain business and financial covenants which are less restrictive than those contained in the 1998 Credit Agreement.

OTHER

Interest costs capitalized on construction projects in 1998, 1997 and 1996 totaled $2 million, $5 million and $3 million, respectively. Interest payments on all debt instruments for 1998, 1997 and 1996 were $184 million, $188 million and $186 million, respectively.

5.  LEASES

The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum rental commitments (exclusive of real estate taxes and other expense) under operating leases having initial or remaining non-cancelable terms in excess of one year are reflected below:

          1999 . . . . . . . . . . . . . . . . . . . .  $ 32
          2000 . . . . . . . . . . . . . . . . . . . .    26
          2001 . . . . . . . . . . . . . . . . . . . .    22
          2002 . . . . . . . . . . . . . . . . . . . .    19
          2003 . . . . . . . . . . . . . . . . . . . .    16
          Thereafter . . . . . . . . . . . . . . . . .    55
                                                        ----
            Total minimum lease payments . . . . . . .  $170
                                                        ----
                                                        ----

Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $54 million, $50 million and $50 million for 1998, 1997 and 1996, respectively.

6.  INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities at December 31, are as follows:


                                                                         1998         1997
                                                                       ----------- ------------
Deferred tax liabilities
  Property, plant and equipment and timberland......................       $(335)       $(414)
  Inventory.........................................................         (17)         (13)
  Prepaid pension costs.............................................         (30)         (31)
  Other.............................................................        (124)        (114)
                                                                           -----        -----
    Total deferred tax liabilities..................................        (506)        (572)
                                                                           -----        -----

Deferred tax assets
  Employee benefit plans............................................          89           96
  Net operating loss, alternative minimum tax and tax credit
    carryforwards...................................................         103           99
  Minimum pension liability.........................................           2
  Restructuring.....................................................          49
  Other.............................................................          36           58
                                                                           -----        -----
    Total deferred tax assets.......................................         279          253
  Valuation allowance for deferred tax assets.......................         (10)         (11)
    Net deferred tax assets.........................................         269          242
                                                                           -----        -----

    Net deferred tax liabilities.......................................... $(237)       $(330)
                                                                           -----        -----
                                                                           -----        -----


At December 31, 1998, the Company had approximately $43 million of net operating loss carryforwards for state purposes that expire in the years 1999 through 2018. A valuation allowance of $10 million has been established for a portion these deferred tax assets. The Company had approximately $60 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

The benefit from (provision for) income taxes from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change is as follows:

                                                                  1998      1997      1996
                                                                --------  --------  --------
Current
 Federal . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 9       $10      $(18)
 State and local . . . . . . . . . . . . . . . . . . . . . .         3
                                                                   ---       ---      ----
 Total current benefit (expense) . . . . . . . . . . . . . .        12        10       (18)

Deferred
 Federal . . . . . . . . . . . . . . . . . . . . . . . . . .        76        (5)        1
 State and local . . . . . . . . . . . . . . . . . . . . . .         8        (2)        5
 Net operating loss carryforwards. . . . . . . . . . . . . .                           (40)
                                                                   ---       ---      ----
 Total deferred benefit (expense). . . . . . . . . . . . . .        84        (7)      (34)

                                                                   ---       ---      ----
  Total benefit from (provision for) income taxes. . . . . .       $96       $ 3      $(52)
                                                                   ---       ---      ----
                                                                   ---       ---      ----

The Company's benefit from (provision for) income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change is as follows:

                                                                  1998      1997      1996
                                                                --------  --------  --------
U.S. federal income tax benefit (provision) at
 federal statutory rate. . . . . . . . . . . . . . . . . . .       $87        $8      $(46)
Permanent differences from applying purchase
 accounting. . . . . . . . . . . . . . . . . . . . . . . . .        (3)       (3)       (3)
Permanently non-deductible expenses. . . . . . . . . . . . .        (2)       (8)        3
State income taxes, net of federal income tax effect . . . .        12         2
Effect of valuation allowances on deferred tax
  assets, net of federal benefit . . . . . . . . . . . . . .         1         7        (5)
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .         1        (3)       (1)
                                                                   ---       ---      ----
Benefit from (provision for) income taxes. . . . . . . . . .       $96        $3      $(52)
                                                                   ---       ---      ----
                                                                   ---       ---      ----

The federal income tax returns for 1989 through 1994 are currently under examination. While the ultimate results of such examination cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.

The Company made income tax payments of $16 million, $8 million and $39 million in 1998, 1997 and 1996, respectively.

7.  EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

The Company sponsors noncontributory defined benefit pension plans covering substantially all employees. Approximately 31% of pension plan assets at December 31, 1998, are invested in cash equivalents or debt securities and 69% are invested in equity securities. Equity securities at December 31, 1998 include .7 million shares of SSCC common stock with a market value of approximately $12 million and 26 million shares of JS Group common stock having a market value of approximately $48 million. Dividends paid on JS Group common stock during 1998 and 1997 were approximately $2 million in each year.

The defined benefit plans of the Company were merged with the defined benefit plans of Stone on December 31, 1998. As a result of this plan merger, the plan assets of the Company will be available to meet the funding requirements of all plans. Plan asset information provided below reflects the plan assets of the Company prior to the effect of this plan merger.

Postretirement Health Care and Life Insurance Benefits

The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation ("APBO") range from 5% to 9% at December 31, 1998 decreasing to the ultimate rate of 5%. The effect of a 1% increase in the assumed health care cost trend rate would increase the APBO as of December 31, 1998 by $2 million and have an immaterial effect on the annual net periodic postretirement benefit cost for 1998.

The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans.

                                                                          Defined Benefit          Postretirement
                                                                               Plans                    Plans
                                                                         -------------------      ----------------
                                                                           1998       1997         1998      1997
                                                                           ----       ----         ----      ----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1 .................................        $  950     $  864        $ 103     $  98
Service cost ....................................................            18         16            1         2
Interest cost ...................................................            68         65            7         7
Amendments ......................................................             8
Plan participants' contributions ................................                                     4         4
Actuarial loss ..................................................            22         58            3         4
Benefits paid ...................................................           (55)       (53)       $ (13)      (12)
                                                                         ------     ------        -----     -----
Benefit obligation at December 31 ...............................        $1,011     $  950        $ 105     $ 103
                                                                         ------     ------        -----     -----

CHANGE IN PLAN ASSETS:
Fair value of plan assets at January 1 ..........................        $1,013     $  926        $         $
Actual return on plan assets ....................................            49        139
Employer contributions ..........................................             1          1            9         8
Plan participants' contributions ................................                                     4         4
Benefits paid ...................................................           (55)       (53)         (13)      (12)
                                                                         ------     ------        -----     -----
Fair value of plan assets at
  December 31 ...................................................        $1,008     $1,013        $         $
                                                                         ------     ------        -----     -----

OVER (UNDER) FUNDED STATUS: .....................................        $   (3)    $   63        $(105)    $(103)
Unrecognized actuarial (gain) loss ..............................            20        (32)           6         4
Unrecognized prior service cost .................................            44         43           (2)       (3)
Net transition obligation .......................................            (9)       (13)
                                                                         ------     ------        -----     -----
Net amount recognized ...........................................        $   52     $   61        $(101)    $(102)
                                                                         ------     ------        -----     -----
                                                                         ------     ------        -----     -----

AMOUNTS RECOGNIZED IN THE BALANCE SHEETS:
Prepaid benefit cost ............................................        $   52    $    80        $         $
Accrued benefit liability .......................................                      (19)        (101)     (102)
Additional minimum liability ....................................           (16)
Intangible asset ................................................            10
Accumulated other comprehensive income ..........................             4
Deferred tax ....................................................             2
                                                                         ------     ------        -----     -----
Net amount recognized ...........................................        $   52     $   61        $(101)    $(102)
                                                                         ------     ------        -----     -----
                                                                         ------     ------        -----     -----

The weighted-average assumptions used in the accounting for the defined benefit plans and postretirement plans were:


                                                        Defined Benefit             Postretirement
                                                             Plans                      Plans
                                                      -------------------         ------------------
                                                        1998       1997             1998      1997
                                                        ----       ----             ----      ----
Weighted discount rate ...........................      7.00%      7.25%            7.00%     7.25%
Rate of compensation increase ....................      3.75%      4.00%             N/A       N/A
Expected return on assets ........................      9.50%      9.50%             N/A       N/A
Health care cost trend on covered charges ........       N/A        N/A             6.50%     7.50%

The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs follow:

                                             Defined Benefit Plans                       Postretirement Plans
                                       ---------------------------------           --------------------------------
                                       1998          1997           1996           1998          1997          1996
                                       ----          ----           ----           ----          ----          ----
Service cost .......................   $ 24          $ 19           $ 23            $1            $1            $
Interest cost ......................     68            65             62             7             7             7
Expected return on plan assets .....    (85)          (80)           (75)
Curtailment cost ...................      2
Special retiree charge .............                                   6
                                       ----          ----           ----            --            --            --
Net periodic benefit cost ..........   $  9          $  4           $ 16            $8            $8            $7
                                       ----          ----           ----            --            --            --
                                       ----          ----           ----            --            --            --

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $72 million, $70 million and $36 million, respectively, as of December 31, 1998 and $31 million, $27 million and none as of December 31, 1997.


SAVINGS PLANS

The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $9 million, $9 million and $8 million in 1998, 1997 and 1996, respectively.

8.     DISCONTINUED OPERATIONS

During February 1999 the Company adopted a formal plan to sell the operating assets of its subsidiary, Smurfit Newsprint Corporation ("SNC").
Accordingly, SNC is accounted for as a discontinued operation in the accompanying consolidated financial statements. The Company has restated its prior financial statements to present the operating results of SNC as a discontinued operation.

SNC revenues were $324 million, $302 million and $323 million for 1998, 1997 and 1996, respectively. The net assets of SNC included in the accompanying consolidated balance sheets as of December 31, 1998 and 1997 consisted of the following:

                                                                1998            1997
                                                                ----            ----
Inventories and current assets ......................           $ 31            $ 20
Net property, plant and equipment ...................            194             205
Other assets ........................................              7               7
Accounts payable and other current liabilities ......            (67)            (41)
Other liabilities ...................................            (72)            (71)
                                                                ----            ----
  Net assets of discontinued operations .............           $ 93            $120
                                                                ----            ----
                                                                ----            ----

9.     RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH JS GROUP

Transactions with JS Group, a significant shareholder of the Company, its subsidiaries and affiliated companies were as follows:

                                                                    1998        1997         1996
                                                                    ----        ----         ----
Product sales ...................................................   $39          $34          $34
Product and raw material purchases ..............................    54           51           64
Management services income ......................................     4            4            5
Charges from JS Group for services provided .....................                  1
Charges to JS Group for costs pertaining to the Fernandina
  No. 2 paperboard machine through November 18, 1998 ............    50           53           54
Receivables at December 31 ......................................     5            3            3
Payables at December 31 .........................................     4           11           10

Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate Management Services Agreements. In consideration for general management services, the Company is paid a fee up to 2% of the subsidiaries' or affiliates' gross sales. In consideration for elective services, the Company is reimbursed for its direct cost of providing such services.

On November 18, 1998, the Company purchased the No. 2 paperboard machine located in the Company's Fernandina Beach, Florida, paperboard mill (the "Fernandina Mill") for $175 million from an affiliate of JS Group. Until that date the Company and the affiliate were parties to an operating agreement whereby the Company operated and managed the No. 2 paperboard machine. The Company was compensated for its direct production and manufacturing costs and indirect manufacturing, selling and administrative costs incurred for the entire Fernandina Mill. The compensation was determined by applying various formulas and agreed-upon amounts to the subject costs. The amounts reimbursed to the Company are reflected as reductions of cost of goods sold and selling and administrative expenses in the accompanying consolidated statements of operations.

TRANSACTIONS WITH STONE

Transactions with Stone after November 18, 1998 are included in related party transactions. The Company sold and purchased containerboard paper from Stone, primarily at market prices as follows:

                                                          1998
                                                          ----
         Product sales ................................... $14
         Product and raw material purchases ..............   8
         Receivables at December 31 ......................   8
         Payables at December 31 .........................   4

TRANSACTIONS WITH SSCC


In connection with the Merger, a $300 million intercompany loan was made to SSCC, which was contributed to Stone as additional paid-in capital. In addition, a $36 million intercompany loan was made to SSCC to pay certain Merger costs. These notes bear interest at the rate of 14.21% per annum, are payable semi-annually on December 1 and June 1 of each year commencing June 1, 1999, and have a maturity date of November 18, 2004. SSCC has the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $6 million was recorded in 1998.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and fair values of the Company's financial instruments are as follows:

                                                    1998                        1997
                                           ---------------------       ---------------------

                                           Carrying         Fair       Carrying         Fair
                                             Amount        Value         Amount        Value
                                           ---------------------       ---------------------
Cash and cash equivalents ................   $   18       $   18         $   12       $   12
Notes receivable from SSCC ...............      342          342
Long-term debt, including current
  maturities..............................    2,570        2,600          2,040        2,105

The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable are based on discounted future cash flows. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

11.  CONTINGENCIES

The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities.

The Company faces potential liability for response costs at various sites with respect to which the Company has received notice that it may be a potentially responsible party ("PRP"), as well as contamination of certain Company-owned properties, concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share. In determining the liability, the estimate takes into consideration the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

Subsequent to an understanding reached in December 1998, the Company and SNC entered into a Settlement Agreement in January 1999 to implement a nationwide class action settlement of claims involving Cladwood-Registered Trademark-, a composite wood siding product manufactured by SNC that has been used primarily in the construction of manufactured or mobile homes. The Company recorded a $30 million pre-tax charge to reflect amounts SNC has agreed to pay into a settlement fund, administrative costs, plaintiffs' attorneys' fees, class representative payments and other costs. The Company believes its reserve is adequate to pay eligible claims. However, the number of claims, and the number of potential claimants who choose not to participate in the settlement, could cause the Company to re-evaluate whether the liabilities in connection with the Cladwood-Registered Trademark- cases could exceed established reserves.

In March 1999, management of SNC's Oregon City, Oregon newsprint mill became aware of possible violations of the mill's National Pollutant Discharge Elimination System permit. SNC has provided both the EPA and Oregon Department of Environmental Quality with a detailed report of its internal investigation and it is probable that the agencies will conduct an additional investigation based on this report. The Company is unable to predict its potential liability in this matter at this time.

The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

12.  BUSINESS SEGMENT INFORMATION

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998 which changes the way operating segment information is presented. The information for 1997 and 1996 has been restated from the prior year's presentation in order to conform to the 1998 presentation.

The Company has three reportable segments: (1) Containerboard and Corrugated Containers , (2) Boxboard and Folding Cartons and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Boxboard and Folding Cartons segment is also highly integrated. It includes a system of mills and plants that produces a broad range of coated recycled boxboard that is converted into folding cartons. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as sales to external third party mills.

The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, and other gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that the Company accounts for inventory on a FIFO basis at the segment level compared to a LIFO basis at the consolidated level. Intersegment sales and transfers are recorded at market prices. Intercompany profit is eliminated at the corporate division level.

The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes specialty packaging business unit and corporate related items. Corporate related items include goodwill, equity investments, income and expense not allocated to reportable segments (goodwill amortization and interest expense), the adjustment to record inventory at LIFO, and the elimination of intercompany assets and intercompany profit. In 1998, corporate related items also included a $257 million restructuring charge (See Note 2). The restructuring charge included $179 million for the write-down of property, plant and equipment of the Containerboard and Corrugated Containers segment to fair value.

A summary of business segment follows:

                                    Container-      Boxboard
                                      board &           &
                                    Corrugated       Folding      Recla-
                                    Containers       Cartons      mation        Other         Total
                                    ----------      --------     -------       ------        ------
1998
----
Revenues from external
  customers .......................     $1,696          $784        $265       $  277        $3,022
Intersegment revenues .............         39                       132           17           188
Depreciation, depletion and
  amortization ....................         70            22           3           39           134
Segment profit(loss) ..............        113            67          (1)        (249)         (250)
Total assets at December 31 .......      1,396           451         207        1,120         3,174
Capital expenditures ..............        208            26           6           25           265
1997
----
Revenues from external
  customers .......................     $1,607          $752        $292       $  285        $2,936
Intersegment revenues .............         35                       154           13           202
Depreciation, depletion and
  amortization ....................         67            21           3           36           127
Segment profit (loss) .............         56            68           6         (153)          (23)
Total assets at December 31 .......      1,462           435         228          646         2,771
Capital expenditures ..............        101            37        $  7           37           182
1996
----
Revenues from external
  customers .......................     $1,794          $756        $218       $  319        $3,087
Intersegment revenues .............         41                       133           18           192
Depreciation, DEPLETION and
  amortization ....................         67            20           3           35           125
Segment profit (loss) .............        197            66          (2)        (130)          131
Total assets at December 31 .......      1,434           393         198          663         2,688
Capital expenditures ..............         58            24          13           34           129

The following table presents net sales to external customers by country:

                                                  1998      1997      1996
                                                 ------    ------    ------
United States ...............................    $2,839    $2,753    $2,905
Foreign .....................................       183       183       182
                                                 ------    ------    ------
  Total net sales ...........................    $3,022    $2,936    $3,087
                                                 ------    ------    ------
                                                 ------    ------    ------

13.  SUMMARIZED FINANCIAL INFORMATION JSC (U.S.)

The following summarized financial information is presented for JSC (U.S.), a wholly owned subsidiary of the Company. No separate financial statements are presented for JSC (U.S.) because the financial statements of JSC (U.S.) are identical to those of the Company.

Condensed Consolidated Balance Sheets

                                                             1998          1997
                                                            -------       -------
Current assets ...........................................  $   694       $   602
Property, plant and equipment and timberlands, net .......    1,760         1,788
Goodwill .................................................      226           237
Other assets .............................................      494           144
                                                            -------       -------
  Total assets ...........................................  $ 3,174       $ 2,771
                                                            -------       -------
                                                            -------       -------

Current liabilities ......................................  $   549       $   531
Long-term debt ...........................................    2,526         2,025
Other liabilities ........................................      637           589
Stockholder's deficit
  Common stock............................................
  Additional paid-in capital .............................    1,102         1,102
  Retained earnings (deficit) ............................   (1,636)       (1,476)
  Accumulated other comprehensive income .................       (4)
                                                            -------       -------
  Total stockholder's deficit ............................     (538)         (374)
                                                            -------       -------
  Total liabilities and stockholder's deficit ............  $ 3,174       $ 2,771
                                                            -------       -------
                                                            -------       -------

Condensed Consolidated Statements of Operations

                                                            1998              1997              1996
                                                          -------           -------           -------
Net sales .............................................   $ 3,022           $ 2,936           $ 3,087
Cost and expenses .....................................     3,071             2,761             2,755
Interest expense, net .................................       196               196               198
Other income (expense), net ...........................        (5)               (2)               (3)
                                                          -------           -------           -------
Income (loss) from continuing operations before
  income taxes,  extraordinary item, and
  cumulative effect of accounting change ..............      (250)              (23)              131
Benefit from (provision for) income taxes .............        96                 3               (52)
Discontinued operations ...............................        10                21                38
Extraordinary item
  Loss from early extinguishment of debt, net of
    income tax benefits ...............................       (13)                                 (5)
Cumulative effect of accounting change ................        (3)
                                                          -------           -------           -------
Net income (loss) .....................................   $  (160)          $     1           $   112
                                                          -------           -------           -------
                                                          -------           -------           -------

The above Condensed Consolidated Statements of Operations have been restated to reflect the newsprint division as a discontinued operation.

14.  QUARTERLY RESULTS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                           First Quarter    Second Quarter    Third Quarter   Fourth Quarter
                                           -------------    --------------    -------------   --------------
1998
----
Net sales .................................         $764              $764             $758            $ 736
Gross profit ..............................          127               125              125              121
Income (loss) from continuing
  operations before extraordinary
  item and cumulative effect of
  accounting change .......................            3                 2                3             (162)
Discontinued operations ...................            8                 9                5              (12)
Extraordinary item ........................          (13)
Cumulative effect of accounting
  change ..................................           (3)
Net income (loss) .........................           (5)               11                8             (174)

1997
----
Net sales .................................         $711              $709             $753            $ 763
Gross profit ..............................          100                99              116              107
Income (loss) from continuing
  operations ..............................           (8)               (9)               1               (4)
Discontinued operations ...................            1                 5                7                8
Net income (loss) .........................           (7)               (4)               8                4

The first three quarters of 1998 and all quarters for 1997 have been restated to reflect discontinued operations. The first quarter of 1998 has been restated for the cumulative effect of accounting change for start-up costs.

JSCE INC.

                                    [BACK PAGE]
                        JEFFERSON SMURFIT CORPORATION (U.S.)
                                     JSCE, INC.

                                    PART II


                    INFORMATION NOT REQUIRED ON THIS PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth all fees and expenses paid in connection with the original offerings of the notes, other than underwriting discounts and commissions. All of such expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fees, have been estimated.


                           EXPENSES                                                 AMOUNT
---------------------------------------------------------------------------------------------
Securities and Exchange Commission registration fee.............................   $  363,147
National Association of Securities Dealers, Inc. filing fee.....................       61,000
Blue Sky fees and expenses......................................................       55,000
Printing and engraving expenses.................................................      825,000
Legal fees and expenses.........................................................    1,300,000
Accounting fees and expenses....................................................      450,000
Miscellaneous...................................................................       27,603
                                                                                   ----------

              Total.............................................................   $3,081,750
                                                                                    =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The By-Laws of the co-registrants provide the co-registrants with the authority to indemnify their directors, officers, employees and agents to the full extent allowed by Delaware law. Smurfit Stone Container Corporation maintains an insurance policy which provides directors and officers of the co-registrants with coverage in connection with certain events.

       See Item 17 for the co-registrants' undertaking with respect to indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The Exhibits to this registration statement are listed in the Index to Exhibits.

     (b) Financial Statement Schedules - "Schedule II - Valuation and Qualifying Accounts and Reserves" of JSCE, Inc. is immediately following the Index to Exhibits.

ITEM 17. UNDERTAKINGS.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The co-registrants hereby undertake:

       (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the co-registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    (a)    To file, during any period in which offers or sales are
                      being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (d) If the co-registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

       (4) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the co-registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference into these Post-Effective Amendments shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused these Post-Effective Amendments Nos. 5 and 6 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on April 21, 1999.


                                   JEFFERSON SMURFIT CORPORATION (U.S.)



                                   BY         /s/ PATRICK J. MOORE
                                   -------------------------------------------
                                                     Patrick J. Moore
                                                    Vice President and
                                                 Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 5 and 6 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Moore and Craig A. Hunt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all posteffective amendments to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



           SIGNATURE                         TITLE                            DATE
                                  Director, President and Chief           April 21, 1999
                                  Executive Office (Principal
                                  Executive Officer)
  /s/ RAY M. CURRAN
-----------------------------
        RAY M. CURRAN
                                  Director, Vice President and            April 21, 1999
                                  Chief Financial Officer (Principal
                                  Financial and Accounting Officer)
/s/ PATRICK J. MOORE
-----------------------------
      PATRICK J. MOORE


                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused these Post-Effective Amendments Nos. 5 and 6 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on April 21, 1999.



                                                 JSCE, INC.



                                   BY         /s/ PATRICK J. MOORE
                                   --------------------------------------------
                                                     Patrick J. Moore
                                                    Vice President and
                                                 Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 5 and 6 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Moore and Craig A. Hunt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all posteffective amendments to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           SIGNATURE                         TITLE                   DATE
---------------------------------   --------------------------   ------------
                                      Director, President and      April 21,
                                      Chief Executive Office       1999
                                      (Principal Executive
 /S/ RAY M. CURRAN                    Officer)
---------------------------------
           RAY M. CURRAN
                                      Vice President and           April 21,
                                      Chief Financial Officer      1999
                                      (Principal Financial
 /s/ PATRICK J. MOORE                 and Accounting Officer)
---------------------------------
         PATRICK J. MOORE


                                   EXHIBIT INDEX


                                                                         LOCATION OF
                                                                         EXHIBIT IN
                                                                         SEQUENTIAL
  EXHIBIT                                                                 NUMBERING
  NUMBER                  DESCRIPTION OF DOCUMENT                          SYSTEM
---------------------------------------------------------------------------------------
 1.1(a)*   Underwriting Agreement relating to the Series A and
              Series B Senior Notes, previously filed as Exhibit
              1.1 to the Company's Registration Statement on Form
              S-2 (No. 33-2383)
 1.1(b)*   Underwriting Agreement relating to the 1993 Senior
              Notes, previously filed as Exhibit 1.1 to the
              Company's Registration Statement on Form S-2 (No.
              33-58348)
 1.2*      Agreements, dated April 4, 1994, between JSC (U.S.)
              and A.G. Edwards & Sons, Inc., the qualified
              independent underwriter
 2.1       Agreement and Plan of Merger dated as of May 10, 1998,
              as amended, among SSCC, Stone and JSC Acquisition
              (incorporated by reference to Exhibit 2(a) to
              SSCC's Registration Statement on Form S-4 (File No.
              333-65431)).
 2.2       Stock Purchase Agreement dated as of May 10, 1998
              among SIBV, JSG, MSLEF, SSCC and certain other
              shareholders of SSCC (incorporated by reference to
              Exhibit 2(b) to SSCC's Registration Statement on
              Form S-4 (File No. 333-65431)).
 2.3       Asset Purchase Agreement dated as of May 10, 1998
              between SSCC and Smurfit Packaging Corporation
              (incorporated by reference to Exhibit 2(c) to
              SSCC's Registration Statement on Form S-4 (File No.
              333-65431)).
 3.1*      Restated Certificate of Incorporation of JSC (U.S.)
 3.2*      Certificate of Incorporation of JSCE
 3.3*      By-laws of JSC (U.S.)
 3.4*      By-laws of JSCE
 4.1       Indenture for the Series A Senior Notes (incorporated
              by reference to Exhibit 4.1 to JSC's Quarterly
              report on Form 10-Q for the quarter ended March 31,
              1994)
 4.2       Indenture for the Series B Senior Notes (incorporated
              by reference to Exhibit 4.2 to JSC's Quarterly
              report on Form 10-Q for the quarter ended March 31,
              1994)
 4.3       Indenture for the 1993 Senior Notes (incorporated by
              reference to Exhibit 4.4 to JSC's Registration
              Statement on Form S-1 (File No. 33-75520))
 4.4       First Supplemental Indenture to the 1993 Note
              Indenture (incorporated by reference to Exhibit 4.5
              to JSC's Registration Statement on Form S-1 (File
              No. 33-75520))
 4.5*      Second Supplemental Indenture to the 1993 Note
              Indenture
 5.1(a)*   Opinion of Skadden, Arps, Slate, Meagher & Flom
              relating to the Series A and Series B Senior Notes,
              previously filed as Exhibit 5.1 to the Company's
              Registration Statement on Form S-2 (No. 33-52383)
 5.1(b)*   Opinion of Skadden, Arps, Slate, Meagher & Flom
              relating to the 1993 Senior Notes, previously filed
              as Exhibit 5.1 to the Company's Registration
              Statement on Form S-2 (No. 33-58348)
 10.1      Subscription Agreement among SSCC, JSC (U.S.), CCA and
              SIBV (incorporated by reference to Exhibit 10.4 to
              SSCC's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1994).
 10.2(a)   Restated Newsprint Agreement, dated January 1, 1990,
              by and between SNC and Times Mirror (incorporated
              by reference to Exhibit 10.39 to JSC (U.S.)'s
              Annual Report on Form 10-K for the fiscal year
              ended December 31, 1990).  Portions of this exhibit
              have been excluded pursuant to Rule 24b-2 of the
              Securities Exchange Act of 1934, as amended.



                                                                         LOCATION OF
                                                                         EXHIBIT IN
                                                                         SEQUENTIAL
  EXHIBIT                                                                 NUMBERING
  NUMBER                  DESCRIPTION OF DOCUMENT                          SYSTEM
---------------------------------------------------------------------------------------
 10.2(b)   Amendment No. 1 to the Restated Newsprint Agreement
              (incorporated by reference to Exhibit 10.6(b) to
              SSCC's Registration Statement on Form S-1 (File No.
              33-75520)).
 10.3      JSC (U.S.) Deferred Compensation Plan, as amended
              (incorporated by reference to Exhibit 10.7 to
              SSCC's Annual Report on Form 10-K for the fiscal
              year ended December 31, 1996).
 10.4      JSC (U.S.) Management Incentive Plan (incorporated by
              reference to Exhibit 10.10 to SSCC's Annual Report
              on Form 10-K for the fiscal year ended December 31,
              1995).
 10.5      Jefferson Smurfit Corporation Amended and Restated
              1992 Stock Option Plan dated as of May 1, 1997
              (incorporated by reference to Exhibit 10.10 to
              SSCC's Annual Report on Form 10-K for the fiscal
              year ended December 31, 1997).
 10.6      Amended and Restated Credit Agreement, dated as of
              November 18, 1998, among SSCC, JSCE, JSC (U.S.) and
              the Banks party thereto (incorporated by reference
              to Exhibit 10.6 to SSCC's Annual Report on Form
              10-K for the fiscal year ended December 31, 1998).
 10.7(a)   Term Loan Agreement dated as of February 23, 1995
              among JS Finance and Bank Brussels Lambert, New
              York Branch (incorporated by reference to Exhibit
              10.1 to SSCC's Quarterly Report on Form 10-Q for
              the quarter ended March 31, 1995).
 10.7(b)   Depositary and Issuing and Paying Agent Agreement
              (Series A Commercial Paper) dated as of February
              23, 1995 (incorporated by reference to Exhibit 10.2
              to SSCC's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1995).
 10.7(c)   Depositary and Issuing and Paying Agent Agreement
              (Series B Commercial Paper) dated as of February
              23, 1995 (incorporated by reference to Exhibit 10.3
              to SSCC's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1995).
 10.7(d)   Receivables Purchase and Sale Agreement dated as of
              February 23, 1995 among JSC (U.S.), as the Initial
              Servicer and JS Finance, as the Purchaser
              (incorporated by reference to Exhibit 10.4 to
              SSCC's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1995).
 10.7(e)   Liquidity Agreement dated as of February 23, 1995
              among JS Finance, the Financial Institutions party
              thereto as Banks, Bankers Trust Company as Facility
              Agent and Bankers Trust Company as Collateral Agent
              (incorporated by reference to Exhibit 10.6 to
              SSCC's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1995).
 10.7(f)   Commercial Paper Dealer Agreement dated as of February
              23, 1995 among BT Securities Corporation, MS&Co.,
              JSC (U.S.) and JS Finance (incorporated by
              reference to Exhibit 10.7 to SSCC's Quarterly
              Report on Form 10-Q for the quarter ended March 31,
              1995).
 10.7(g)   Addendum dated March 6, 1995 to Commercial Paper
              Dealer Agreement (incorporated by reference to
              Exhibit 10.8 to SSCC's Quarterly Report on Form
              10-Q for the quarter ended March 31, 1995).
 10.7(h)   First Omnibus Amendment dated as of March 31, 1996 to
              the Receivables Purchase and Sale Agreement among
              JSC (U.S.), JS Finance and the Banks party thereto
              (incorporated by reference to Exhibit 10.3 to
              SSCC's Quarterly Report on Form 10-Q for the
              quarter ended June 30, 1996).




                                                                         LOCATION OF
                                                                         EXHIBIT IN
                                                                         SEQUENTIAL
  EXHIBIT                                                                 NUMBERING
  NUMBER                  DESCRIPTION OF DOCUMENT                          SYSTEM
---------------------------------------------------------------------------------------
 10.7(i)   Affiliate Receivables Sale Agreement dated as of March
              31, 1996 between SNC and SSCC (incorporated by
              reference to Exhibit 10.4 to SSCC's Quarterly
              Report on Form 10-Q for the quarter ended June 30,
              1996).
 10.7(j)   Amendment No. 2 dated as of August 19, 1997 to the
              Term Loan Agreement among JS Finance and Bank
              Brussels Lambert, New York Branch and JSC (U.S.) as
              Servicer (incorporated by reference to Exhibit
              10.12(j) to SSCC's Annual Report on Form 10-K for
              the fiscal year ended December 31, 1997).
 10.7(k)   Amendment No. 2 dated as of August 19, 1997 to the
              Receivables Purchase and Sale Agreement among JSC
              (U.S.) as the Seller and Servicer, JS Finance as
              the Purchaser, Bankers Trust Company as Facility
              Agent and Bank Brussels Lambert, New York Branch as
              the Term Bank (incorporated by reference to Exhibit
              10.12(k) to SSCC's Annual Report on Form 10-K for
              the fiscal year ended December 31, 1997).
 10.7(l)   Amendment No. 2 dated as of August 19, 1997 to the
              Liquidity Agreement among JS Finance, Bankers Trust
              Company as Facility Agent, JSC (U.S.) as Servicer,
              Bank Brussels Lambert, New York Branch as Term Bank
              and the Financial Institutions party thereto as
              Banks (incorporated by reference to Exhibit
              10.12(1) to SSCC's Annual Report on Form 10-K for
              the fiscal year ended December 31, 1997).
 10.8      Consulting Agreement dated as of October 24, 1996 by
              and between James S. Terrill and JSC (U.S.)
              (incorporated by reference to Exhibit 10.15 to
              SSCC's Annual Report on Form 10-K for the fiscal
              year ended December 31, 1996).
 10.9(a)   Letter Agreement dated as of May 10, 1998 between SIBV
              and Stone (incorporated by reference to Exhibit
              10(b) to SSCC's Registration Statement on Form S-4
              (File No. 333-65431)).
 10.9(b)   Letter Agreement dated as of May 10, 1998 between
              MSLEF and Stone (incorporated by reference to
              Exhibit 10(c) to SSCC's Registration Statement on
              Form S-4 (File No. 333-65431)).
 10.9(c)   Letter Agreement dated as of May 10, 1998 between Mr.
              Roger W. Stone and SSCC (incorporated by reference
              to Exhibit 10(d) to SSCC's Registration Statement
              on Form S-4 (File No. 333-65431)).
 10.10     Registration Rights Agreement dated as of May 10, 1998
              among MSLEF, SIBV, SSCC and the other parties
              identified on the signature pages thereto
              (incorporated by reference to Exhibit 10(e) to
              SSCC's Registration Statement on Form S-4 (File No.
              333-65431)).
 10.11     Voting Agreement dated as of May 10, 1998, as amended,
              among SIBV, MSLEF and Mr. Roger W. Stone
              (incorporated by reference to Exhibit 10(f) to
              SSCC's Registration Statement on Form S-4 (File No.
              333-65431)).
 10.12     SSCC 1998 Long Term Incentive Plan (incorporated by
              reference to Exhibit 10.14 to SSCC's Annual Report
              on Form 10-K for the fiscal year ended December 31,
              1998).
 10.13     Forms of Employment Security Agreements (incorporated
              by reference to Exhibit 10(h) to SSCC's
              Registration Statement on Form S-4 (File No.
              333-65431)).
 10.14     Forms of Employment Security Agreements (incorporated
              by reference to Exhibit 10(h) to SSCC's
              Registration Statement on Form S-4 (File No.
              333-65431)).
 10.15     Management Incentive Plan (incorporated by reference
              to Exhibit 10(b) to Stone Container Corporation's
              Annual Report on Form 10-K for the fiscal year
              ended December 31, 1980).




                                                                         LOCATION OF
                                                                         EXHIBIT IN
                                                                         SEQUENTIAL
  EXHIBIT                                                                 NUMBERING
  NUMBER                  DESCRIPTION OF DOCUMENT                          SYSTEM
---------------------------------------------------------------------------------------
 10.16     Stone Container Corporation Directors' Deferred
              Compensation Plan (incorporated by reference to
              Exhibit 10(b) to Stone Container Corporation's
              Annual Report on Form 10-K for the fiscal year
              ended December 31, 1997).
 10.17     Stone Container Corporation 1982 Incentive Stock
              Option Plan (incorporated by reference to Appendix
              A to the Prospectus included in Stone Container
              Corporation's Form S-8 Registration Statement,
              Registration Number 2-79221, effective September
              27, 1982).
 10.18     Stone Container Corporation 1993 Stock Option Plan
              (incorporated by reference to Appendix A to Stone
              Container Corporation's Proxy Statement dated as of
              April 10, 1992).
 10.19     Stone Container Corporation Deferred Income Savings
              Plan, as amended (incorporated by reference to
              Exhibit 4.3 to Stone Container Corporation's Form
              S-8 Registration Statement, Registration Number
              333-42087).
 10.20     Stone Container Corporation 1992 Long-Term Incentive
              Program (incorporated by reference to Exhibit A to
              Stone Container Corporation's Proxy Statement dated
              as of April 11, 1991).
 10.21     Stone Container Corporation 1995 Long-Term Incentive
              Plan (incorporated by reference to Exhibit A to
              Stone Container Corporation's Proxy Statement dated
              as of April 7, 1995).
 10.22     Stone Container Corporation 1995 Key Executive Officer
              Short-Term Incentive Plan (incorporated by
              reference to Exhibit B to Stone Container
              Corporation's Proxy Statement dated as of April 7,
              1995).
 10.23     Form of Severance Agreement, dated July 22, 1996,
              entered into between Stone Container Corporation
              and Roger W. Stone, (incorporated by reference to
              Exhibit 10(j) to Stone Container Corporation's
              Annual Report on Form 10-K for the fiscal year
              ended December 31, 1996).
 10.24     Form of Severance Agreement, dated July 22, 1996,
              entered into between Stone Container Corporation
              and John D. Bence, Thomas W. Cadden, Matthew S.
              Kaplan and Randolph C. Read (incorporated by
              reference to Exhibit 10(k) to Stone Container
              Corporation's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1996).
 10.25     Employment Agreement, dated November 18, 1998, entered
              into between SSCC and Harold D. Wright
              (incorporated by reference to Exhibit 10.26 to
              SSCC's Annual Report on Form 10-K for the fiscal
              year ended December 31, 1998).
 12.1      Calculation of Historical Ratios of Earnings to Fixed
              Charges for JSCE
 12.2      Calculation of Historical Ratios of Earnings to Fixed
              Charges for JSC (U.S.)
 23.1(a)*  Consent of Skadden, Arps, Slate, Meagher & Flom
              (included in Exhibit 5.1(a))
 23.1(b)*  Consent of Skadden, Arps, Slate, Meagher & Flom
              (included in Exhibit 5.1(b))
 23.2      Consent of Ernst & Young LLP
 24.1      Powers of Attorney (included on signature page hereto)
 25.1(a)*  Statement on Form T-1 of the eligibility of
              NationsBank of Georgia, National Association, as
              Trustee under the Series A Senior Note Indenture
              and the Series B Senior Note Indenture, previously
              filed as Exhibit 25.1 to the Company's Registration
              Statement on Form S-2 (No. 33-52383)
 25.1(b)*  Statement on Form T-1 of the eligibility of
              NationsBank of Georgia, National Association, as
              Trustee under the 1993 Senior Note Indenture,
              previously filed as Exhibit 25.1 to the Company's
              Registration


* Previously filed.

            SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                   (IN MILLIONS)



                    COLUMN A                         COLUMN B         COLUMN C         COLUMN D         COLUMN E
---------------------------------------------------------------------------------------------------------------------
                                                                     Additions
                                                    Balance at       Charged to                     Balance at End
                                                   Beginning of      Costs and        Deductions       of Period
                   Description                        Period          Expenses         Describe
---------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
AND SALES RETURNS AND ALLOWANCES:


      Year ended December 31, 1998                     $ 10             $ 2             $ 3(a)            $  9
      Year ended December 31, 1997                     $  9             $ 2             $ 1(a)            $ 10
      Year ended December 31, 1996                     $  9             $ 5             $ 5(a)            $  9


RESTRUCTURING OF JSC (U.S.) OPERATIONS:


      Year ended December 31, 1998                  $                  $ 257            $186(b)           $ 71


(a)  Uncollectible amounts written off, net of recoveries.
(b)  Charges against the restructuring reserves